Filed Pursuant to Rule 424(b)(5)
Registration No. 333-272025

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 7, 2024

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated May 17, 2023)

$250,000,000

CenterPoint Energy, Inc.

Common Stock

We are offering    shares of our common stock, par value $0.01 per share. Our common stock is listed on The New York Stock Exchange (the “NYSE”) and the NYSE Chicago, in each case, under the symbol “CNP.”

On August 6, 2024, the last reported sale price of our common stock on the NYSE was $25.77 per share.

The underwriters have agreed to purchase the shares of our common stock offered by this prospectus supplement from us at a price of $    per share, which will result in $    of total net proceeds to us before expenses payable by us. The underwriters may offer the shares of our common stock from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See “Underwriting (Conflicts of Interest).”

Investing in our common stock involves risks. See “Risk Factors” on page S-5 of this prospectus supplement and page 4 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock on or about August    , 2024 through the facilities of The Depository Trust Company.

Joint Book-Running Managers

Barclays	Citigroup

August  , 2024

This document consists of two parts, which should be read together. The first part is this prospectus supplement, which describes the specific terms of the offering and supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about our common stock and other securities that may be offered from time to time using such prospectus, some of which general information does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. You should read this prospectus supplement and the accompanying prospectus together with any written communication prepared by us or on our behalf in connection with this offering together with the additional information described in the accompanying prospectus under the heading “Where You Can Find More Information” and in this prospectus supplement under the headings “Where You Can Find More Information” and “Incorporation By Reference.” If the description of our capital stock varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any written communication prepared by us or on our behalf. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell our common stock and are not soliciting an offer to buy our common stock in any jurisdiction where the offer or sale is not permitted. The information we have included in this prospectus supplement or the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our businesses, financial condition, results of operations and prospects may have changed since these respective dates.

Any information contained in this prospectus supplement or the accompanying prospectus or in a document incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation By Reference” in this prospectus supplement.

S-i

Prospectus Supplement

S-ii

SUMMARY

This summary highlights information from this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in our common stock. We encourage you to read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein in their entirety before making an investment decision, including the information set forth under the heading “Risk Factors.”

The terms “CenterPoint Energy,” “we,” “our,” and “us” refer to CenterPoint Energy, Inc. and its subsidiaries, unless the context indicates otherwise.

CenterPoint Energy, Inc.

We are a public utility holding company. Our operating subsidiaries own and operate electric transmission, distribution and generation facilities and natural gas distribution systems. As of the date of this prospectus supplement, our indirect, wholly-owned subsidiaries include:

(1)	CenterPoint Energy Houston Electric, LLC (“Houston Electric”), which owns and operates electric transmission and distribution facilities in the Texas gulf coast area that includes the city of Houston.

(2)

CenterPoint Energy Resources Corp. (“CERC Corp.”), which (i) directly owns and operates natural gas distribution systems in Louisiana, Minnesota, Mississippi and Texas; (ii) indirectly, through Indiana Gas Company, Inc. and Vectren Energy Delivery of Ohio, LLC, doing business as CenterPoint Energy Ohio, owns and operates natural gas distribution systems in Indiana and Ohio, respectively, and (iii) owns and operates permanent pipeline connections through interconnects with various interstate and intrastate pipeline companies through CenterPoint Energy Intrastate Pipelines, LLC. On February 19, 2024, CERC Corp., entered into an Asset Purchase Agreement to sell its Louisiana and Mississippi natural gas local distribution company businesses. The transaction is expected to close in the first quarter of 2025, subject to certain closing conditions.

(3)

Southern Indiana Gas and Electric Company (“SIGECO”), which provides energy delivery services to electric and natural gas customers located in and near Evansville in southwestern Indiana and owns and operates electric generation assets to serve its electric customers and optimizes those assets in the wholesale power market.

As of June 30, 2024, our reportable segments were Electric, Natural Gas and Corporate and Other. Houston Electric and CERC Corp., together with its subsidiaries, each consist of one reportable segment.

As of June 30, 2024, we, Houston Electric and SIGECO had variable interest entities (“VIEs”) including CenterPoint Energy Transition Bond Company IV, LLC (“Bond Company IV”), a wholly-owned subsidiary of Houston Electric, CenterPoint Energy Restoration Bond Company, LLC (“Restoration Bond Company” and together with Bond Company IV, the “Bond Companies”), a wholly-owned subsidiary of Houston Electric, and SIGECO Securitization I, LLC (the “Securitization Subsidiary”), a wholly-owned subsidiary of SIGECO, which are consolidated. The consolidated VIEs are wholly-owned, bankruptcy-remote, special purpose entities that were formed solely for the purpose of securitizing transition property, storm restoration costs or facilitating the securitization financing of qualified costs in the second quarter of 2023 associated with the completed retirement of SIGECO’s A.B. Brown coal generation facilities. We, through SIGECO, have a controlling financial interest in the Securitization Subsidiary and are the VIE’s primary beneficiary. Creditors of us, Houston Electric and SIGECO have no recourse to any assets or revenues of the Bond Companies or the Securitization Subsidiary, as applicable. The bonds (the “Securitization Bonds”) issued by these VIEs are payable only from and secured by transition or securitization property, as applicable, and the bondholders have no recourse to the general credit of CenterPoint Energy, Houston Electric or SIGECO.

Recent Developments

May 2024 Storm Events and Hurricane Beryl. Houston Electric’s service territory experienced sudden and destructive severe weather events in May 2024 that included hurricane-like winds and tornadoes (the “May 2024 Storm Events”). Subsequently, on July 8, 2024, Hurricane Beryl made landfall in Texas, bringing sustained winds, storm surges and torrential rain into Houston Electric’s service territory. The May 2024 Storm Events and Hurricane Beryl caused significant damage to Houston Electric’s electric delivery system and resulted in electric service interruptions peaking at an estimated 922,000 customers and an estimated 2.26 million customers, respectively.

Houston Electric implemented its emergency operations plan’s processes and procedures to respond to these events, including establishing an incident command center and calling for mutual assistance from other utilities, among other measures. Throughout these weather events, Houston Electric remained in contact with its regulators and stakeholders, including federal, state and local officials, as well as the Public Utility Commission of Texas (“PUCT”) and Electric Reliability Council of Texas.

The Governor of Texas issued a disaster declaration on April 30, 2024 to address severe storms and flooding and subsequently amended it to include the May 2024 Storm Events. President Biden also approved major disaster declarations for Texas counties impacted by severe weather and flooding events that began April 26, 2024, including the May 2024 Storm Events. On July 5, 2024, a state disaster declaration was issued based on the threat posed by Hurricane Beryl, and on July 6, 2024 was amended to add additional counties to the disaster area. Subsequently, a federal emergency disaster declaration through the Federal Emergency Management Agency to cover certain costs associated with Hurricane Beryl was also issued.

Houston Electric currently estimates that total costs to restore the electric delivery facilities damaged as a result of the May 2024 Storm Events and Hurricane Beryl will be in the range of $425 million to $475 million and $1.2 billion to $1.3 billion, respectively, based on currently available information. These preliminary estimates are subject to revision as certain restoration costs may continue through the end of 2024. As is common with electric utilities serving coastal regions, the poles, towers, wires, street lights and pole-mounted equipment that comprise Houston Electric’s transmission and distribution system are not covered by property insurance.

The ultimate recovery of costs relating to the May 2024 Storm Events and Hurricane Beryl is expected to be sought through the issuance and sale of non-recourse securitization bonds for distribution-related costs and the Transmission Cost of Service capital mechanism for transmission-related costs, as applicable. However, neither the amount nor timing of the recovery is certain. Assuming such securitization bonds are issued, Houston Electric would seek to recover the amount of the May 2024 Storm Events and Hurricane Beryl storm restoration costs approved by the PUCT out of the net proceeds from the securitization bond offering, with the debt service and other financing costs of the securitization bonds being paid over the term of the securitization bonds through a storm restoration charge imposed on Houston Electric’s customers.

Various governmental and regulatory agencies and other entities have called for or are conducting inquiries and investigations into Hurricane Beryl and the efforts made by Houston Electric to prepare for, and respond to, this event, including the electric service outage issues. Agencies and entities that may conduct or are conducting such inquiries, investigations and other reviews include the Texas Governor’s office, the Texas Legislature and the PUCT. Additionally, on August 2, 2024, Texas Lieutenant Governor Patrick publicly announced a letter that he sent to the PUCT urging the PUCT to claw back $800 million that we were approved to recover from ratepayers pursuant to Texas legislation relating to emergency responsiveness and the leasing of mobile generation units. There are significant uncertainties around these inquiries and investigations and potential results and consequences, including whether any financial penalties will be assessed or changes to Houston Electric’s system, service territories, operations and/or regulatory treatment will result therefrom.

Houston Electric announced an initial hurricane preparedness and response action plan to the PUCT on July 25, 2024 to enhance the resiliency of the electric system through various investments. Since then, and following a meeting with Texas Governor Abbott on August 1, 2024, Houston Electric publicly committed to accelerating its previously announced initial hurricane preparedness and response action plan. Through this plan, Houston Electric additionally plans to work to improve customer communications, as well as strengthen the effectiveness of its emergency response, among other things.

PUCT Proceedings. On August 1, 2024, Houston Electric announced that it was withdrawing both its application with the PUCT requesting authority to change rates and charges for electric transmission and distribution service (“general rate case”) filed with the PUCT on March 6, 2024 and its application for approval of its transmission and distribution system resiliency plan (“system resiliency plan”) filed with the PUCT on April 29, 2024, in order to focus on addressing the impacts of Hurricane Beryl in its service territory and accelerating preparedness and resiliency efforts for the remaining storm season. As previously disclosed, Houston Electric was previously granted abatements of both its general rate case and system resiliency plan applications in July 2024. Houston Electric expects to complete a broader assessment of additional system resiliency opportunities and would intend to refile a subsequent system resiliency plan. On August 7, 2024, a number of intervenors filed a motion to challenge the withdrawal of the general rate case.

Corporate Information

Our principal executive offices are located at 1111 Louisiana Houston, Texas 77002. Our telephone number is (713) 207-1111 and our website address is www.centerpointenergy.com. Other than the documents specifically referred to below under “Where You Can Find More Information” and “Incorporation By Reference,” none of the information or documents posted, contained or referred to at www.centerpointenergy.com are incorporated by reference in, or otherwise made a part of, this prospectus supplement.

The Offering

The summary below contains basic information about this offering. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should read the entire prospectus supplement and accompanying prospectus, and the information included or incorporated and deemed to be incorporated by reference herein and therein before making an investment decision. As used in this section, the terms “CenterPoint Energy,” “us,” “we,” or “our” refer to CenterPoint Energy, Inc. and not any of its subsidiaries.

Issuer	CenterPoint Energy, Inc., a Texas corporation.

Common stock offered	shares of our common stock, par value $0.01 per share.

Common stock outstanding immediately after this offering(1)	shares of our common stock.

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting issuance costs and discounts, will be approximately $ . We intend to use the net proceeds from this offering for general corporate purposes, including repayment of a portion of our outstanding commercial paper. Pending application of the net proceeds of this offering for the foregoing purposes, we expect to use the net proceeds to invest in the CenterPoint Energy money pool or various instruments that may include, but would not be limited to, short-term, interest bearing obligations, including bank deposits and certificates of deposit with financial institutions having investment-grade ratings, U.S. government obligations or money market funds primarily invested in securities issued by the U.S. government or its agencies. See “Use of Proceeds.”

Conflicts of interest	Certain of the underwriters and/or their affiliates may hold a portion of our commercial paper that we intend to repay using a portion of the net proceeds from this offering. See “Underwriting (Conflicts of Interest).”

Tax consequences	See “Material U.S. Federal Income Tax Consequences.”

Listing	Our common stock is listed on The New York Stock Exchange and the NYSE Chicago, in each case, under the symbol “CNP.”

Transfer agent and registrar	Broadridge Corporate Issuer Solutions, Inc. is the transfer agent and registrar for our common stock.

Risk factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” beginning on page S-5 of this prospectus supplement before deciding whether to invest in our common stock.

(1)

The number of shares of our common stock outstanding after this offering is based on the 641,966,980 shares of our common stock outstanding as of July 22, 2024, which excludes any shares of our common stock issuable under our equity compensation plans.

RISK FACTORS

In addition to the following information about risks, you should consider carefully the risk factors identified in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (“2023 Form 10-K”) and in Part II, Item 1A “Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 (“2nd Quarter 2024 Form 10-Q”), as well as risks arising from any legal proceedings identified or referenced in “Legal Proceedings” in Part 1, Item 3 of our 2023 Form 10-K and in Part II, Item 1 “Legal Proceedings” of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and our 2nd Quarter 2024 Form 10-Q, as they may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”), together with the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment in our common stock.

Risks Related to the Company

Hurricane Beryl caused severe disruptions to our operations, customers and markets in certain of our service territories and could have a material adverse impact on our financial condition, results of operations, cash flows and liquidity.

In July 2024, Hurricane Beryl made landfall in Texas, bringing sustained winds, storm surges and torrential rain, which impacted our operations, customers and personnel in our Texas Gulf Coast markets. Hurricane Beryl caused significant damage to Houston Electric’s electric delivery system, resulting in a substantial number of its customers (peaking at more than an estimated 2.26 million customers out of 2.8 million customers) being without power, many for extended periods of time.

The total cost for the restoration of Houston Electric’s electric delivery facilities as a result of Hurricane Beryl is currently estimated to be in the range of $1.2 billion to $1.3 billion, but such estimate is preliminary and restoration costs ultimately incurred could vary from that estimate. Houston Electric believes it is entitled to recover prudently incurred storm restoration costs in accordance with applicable regulatory and legal principles. However, neither the amount nor timing of the recovery is certain. Houston Electric’s failure to recover costs incurred as a result of Hurricane Beryl could adversely affect our liquidity, cash flows and financial condition.

Various federal, state and local governmental and regulatory agencies and other entities, such as the Texas Governor’s office, the Texas Legislature and the PUCT, have called for or are conducting inquiries and investigations into Hurricane Beryl and the efforts made by Houston Electric to prepare for, and respond to, this event, including the electric service outage issues. Moreover, additional governmental and regulatory agencies and other entities may conduct such inquiries and investigations, as well. Additionally, on August 2, 2024, Texas Lieutenant Governor Patrick publicly announced a letter that he sent to the PUCT urging the PUCT to claw back $800 million that we were approved to recover from ratepayers pursuant to Texas legislation relating to emergency responsiveness and the leasing of mobile generation units. There are significant uncertainties around these inquiries and investigations and potential results and consequences, including whether any financial penalties will be assessed or changes to Houston Electric’s system, service territories, operations and/or regulatory treatment will result therefrom. If these or other inquiries, investigations or reviews ultimately result in changes to Houston Electric’s system, service territories, operations and/or regulatory treatment, such changes could have a material adverse impact on our business, results of operations, cash flows and financial condition.

We and Houston Electric are subject to current and potential future litigation and claims arising out of Hurricane Beryl, which litigation and claims could include allegations of, among other things, personal injury, property damage, various economic losses in connection with loss of power, unlawful business practices, and others. Several lawsuits have been filed against us and/or Houston Electric, including three putative class actions claiming losses due to power outages following Hurricane Beryl and each seeking damages in excess of $100 million for, among other things, business interruption, property damage and loss, cost of repair, loss of use and market value, lost income, nuisance, extreme mental anguish and/or punitive damages. We and our subsidiaries have general and excess liability insurance policies that provide coverage for third party bodily injury and property damage claims. Given the nature of some allegations, however, it is possible that the insurers could dispute coverage for some types of claims or damages that may be alleged by plaintiffs. We and Houston Electric intend to continue to pursue all available insurance coverage for all of these matters. While we and Houston Electric intend to vigorously defend themselves against the lawsuits, final resolution of these matters, or any potential future claims or liabilities, may require expenditures that may be in excess of established insurance or reserves and may have a material adverse effect on our and our subsidiaries’ financial condition, results of operation, cash flows and liquidity.

Additionally, our debt securities are rated by various credit rating agencies. In August 2024, while Moody’s affirmed its ratings for our debt securities, it placed our debt securities on negative outlook, citing the increased political, regulatory, legal and reputational risk following our performance during Hurricane Beryl and in the subsequent restoration process. Further, in July 2024, while Fitch affirmed its ratings for our debt securities, it placed our debt securities on negative outlook, citing the expected impact from 2024 Texas storm costs and the political/regulatory headwinds in the wake of our storm response to Hurricane Beryl and its potential implications for Houston Electric’s regulatory compact in the state. There is no guarantee that the credit rating agencies will not take further action on our credit ratings as a result of our exposure to damages and liabilities from Hurricane Beryl. Any downgrade of the credit ratings or outlook on our debt securities could lead to higher borrowing costs and impact our ability to access the capital markets. Furthermore, a downgrade would likely reduce the market prices of our equity and debt securities.

For further information regarding the impact of Hurricane Beryl on our system, including related governmental inquiries, pending and potential litigation and potential insurance coverage issues, see Notes 13 and 20 to the Combined Notes to Interim Condensed Financial Statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations at Center Point Energy, Inc. and Subsidiaries—Recent Events—May 2024 Storm Events and Hurricane Beryl” and “Risk Factors—Hurricane Beryl caused severe disruptions to our operations, customers and markets in certain of our service territories and could have a material adverse impact on our financial condition, results of operations, cash flow and liquidity” in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024. For risks relating to severe weather events, see “Risk Factors—General and Other Risks—Climate change could adversely impact financial results from our business and result in more frequent and more severe weather events that could adversely affect our results of operations” in our 2023 Form 10-K. For additional information regarding risks of insufficient insurance, see Risk Factors—“Our insurance coverage may not be sufficient. Insufficient insurance coverage and increased insurance costs could adversely impact our financial condition, results of operations and cash flows” in our 2023 Form 10-K.

Risks Related to Ownership of Our Common Stock

Our ability to pay dividends on our common stock may be limited.

Our payment of dividends on our common stock in the future will be determined by our board of directors (or an authorized committee thereof) in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity, and other factors.

The indenture governing our 2.0% Zero-Premium Exchangeable Subordinated Notes due 2029 (“ZENS”) and the agreements governing any future indebtedness of ours may limit our ability to pay cash dividends on our common stock. In the event that the agreements governing any such indebtedness restrict our ability to pay dividends in cash on our common stock, we may be unable to pay dividends in cash on our common stock unless we can refinance the amounts outstanding under such agreements.

Under Texas law, our board of directors (or an authorized committee thereof) may authorize a dividend, and we may make a dividend, so long as (i) the dividend does not violate our articles of incorporation, (ii) we are not insolvent after the dividend and (iii) the dividend does not exceed our surplus (the amount by which our net assets exceed our stated capital). Further, even if we are permitted under our contractual obligations and Texas law to pay cash dividends on our common stock, we may not have sufficient cash to pay dividends in cash on our common stock.

The market price of our common stock may be volatile or may decline and it may be difficult for you to resell shares of our common stock at prices you find attractive.

The market price of our common stock has historically experienced and may continue to experience volatility. For example, during the twelve months ended July 31, 2024, the high sales price per share of our common stock on The New York Stock Exchange was $31.57 and the low sales price per share was $25.42. The price of our common stock could be subject to wide fluctuations in the future in response to the following events or factors:

•	industrial, commercial and residential growth in our service territories and changes in market demand, including the effects of energy efficiency measures and demographic patterns;

•	timely and appropriate rate actions that allow recovery of costs and a reasonable return on investment;

•	weather variations and other natural phenomena, including the impact of severe weather events on operations and capital;

•	costs and liabilities relating to governmental laws and regulations and environmental risks;

•	general market, political and economic conditions;

•	our failure to meet financial analysts’ performance or financing expectations;

•	changes in recommendations by financial analysts; and

•	changes in market valuations of other companies in our industry.

Other risks described elsewhere under “Risk Factors” in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement also could materially and adversely affect the price of our common stock.

Anti-takeover provisions in our organizational documents and under Texas law may impede or discourage a takeover, which could cause the market price of our common stock to decline.

We are a Texas corporation, and the anti-takeover provisions of Texas law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing shareholders, which, under certain circumstances, could reduce the market price of our common stock. In addition, protective provisions in our articles of incorporation and our bylaws or the implementation by our board of directors of a shareholder rights plan could prevent a takeover, which could harm our shareholders.

Any future issuance of preferred stock may cause the price of our common stock to decline, which may negatively impact your investment.

Our board of directors is authorized to issue series of shares of preferred stock without any action on the part of the holders of our common stock. Our board of directors also has the power, without the approval of the holders of our common stock, to set the terms of any such series of shares of preferred stock that may be issued, including the designations, preferences, limitations and relative rights, voting, redemption and other rights over our common stock with respect to dividends or if we liquidate, dissolve or wind up our affairs and other terms. Any preferred stock we may issue in the future will rank senior to all of our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up of our affairs. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up of our affairs, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease, which may negatively impact your investment.

We are a holding company and, as a result, we depend on distributions from our subsidiaries to meet our payment obligations and for the ability to pay dividends on our common stock, and provisions of applicable law or contractual restrictions could limit the amount of those distributions.

We are a holding company that derives all of our operating income from, and holds substantially all of our assets through, our subsidiaries. As a result, we depend on the performance of and distributions from our subsidiaries to meet our payment obligations and for our ability to declare and pay dividends on our common stock. In general, our subsidiaries are separate and distinct legal entities and have no obligation to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, limit our subsidiaries’ ability to make payments or other distributions to us, and our subsidiaries could agree to contractual restrictions on their ability to make distributions. Further, as part of Houston Electric’s 2019 base rate case, Houston Electric agreed to certain “ring-fencing” measures to increase its financial separateness from CenterPoint Energy. Houston Electric may be requested to institute further ring-fencing measures or further ring-fencing measures could be imposed on Houston Electric in the future through legislation or PUCT rules or orders. While current ring-fencing measures have not impacted Houston Electric’s ability to pay dividends to CenterPoint Energy, the imposition of any additional measures impacting CenterPoint Energy’s ability to receive dividends from Houston Electric could adversely affect CenterPoint Energy’s cash flows, credit quality, financial condition and results of operations.

Our right to receive any assets of any subsidiary, and therefore the right of our holders of our common stock to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any subsidiary, our rights as a creditor would likely be effectively subordinated to any security interest in the assets of that subsidiary and any indebtedness of the subsidiary senior to that held by us.

The issuance of shares of our common stock may be dilutive and there may be future dilution of our common stock.

The issuance of common stock in this offering, the receipt of the expected net proceeds and the use of those proceeds, may have a dilutive effect on our expected net income available to holders of our common stock and funds from operations on a per share basis. The actual amount of dilution cannot be determined at this time and will be based on numerous factors. Additionally, we are not restricted from issuing additional securities in the future, including common stock, securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock or any substantially similar securities. The market price of our common stock could decline as a result of issuances or sales of a large number of shares of our common stock in the market after this offering or the perception that such issuances or sales could occur. Additionally, future issuances or sales of a large number of shares of our common stock, including under our at-the-market program, may be at prices below the offering price of the shares of common stock offered by this prospectus supplement and may adversely impact the market price of our common stock.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting issuance costs and discounts, will be approximately $   .

We intend to use the net proceeds from this offering for general corporate purposes including repayment of a portion of our outstanding commercial paper. Proceeds from our commercial paper were used for general corporate purposes, including working capital purposes. On June 30, 2024, we, on an unconsolidated basis, had approximately $0.9 billion of commercial paper borrowings, which had a weighted-average maturity of 13.15 days and a weighted-average interest rate of 5.47%. Certain of the underwriters and/or their affiliates may own some of our outstanding commercial paper and will therefore each receive a portion of the net proceeds upon such repayment. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Pending application of the net proceeds of this offering for the foregoing purposes, we expect to use the net proceeds to invest in the CenterPoint Energy money pool or various instruments that may include, but would not be limited to, short-term, interest bearing obligations, including bank deposits and certificates of deposit with financial institutions having investment-grade ratings, U.S. government obligations or money market funds primarily invested in securities issued by the U.S. government or its agencies.

LISTING OF OUR COMMON STOCK AND DIVIDENDS

Our common stock is listed on The New York Stock Exchange and the NYSE Chicago, in each case, under the symbol “CNP.” On August 6, 2024, the last reported sale price of our common stock on the NYSE was $25.77 per share.

We have historically paid quarterly dividends on our common stock; however, the amount of future cash dividends will be subject to determination based upon our results of operations and financial condition, our future business prospects, any applicable contractual restrictions and other factors that our board of directors considers relevant and will be declared at the discretion of our board of directors. See “Risk Factors—Risks Related to Ownership of Our Common Stock—Our ability to pay dividends on our common stock may be limited.”

On August 5, 2024, we declared a regular quarterly cash dividend of $0.20 per share of our common stock, payable on September 12, 2024 to shareholders of record at the close of business on August 15, 2024.

DESCRIPTION OF CAPITAL STOCK

As of July 22, 2024, our authorized capital stock consists of:

•	1,000,000,000 shares of common stock, par value $0.01 per share, of which 641,966,980 shares were outstanding, excluding 166 shares held as treasury stock, and

•	20,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Restated Articles of Incorporation (“Articles of Incorporation”) and Fourth Amended and Restated Bylaws (“Bylaws”), each of which is incorporated by reference as an exhibit to our 2023 Form 10-K. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of the Texas Business Organizations Code (“TBOC”) for additional information.

Voting Rights. Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. There are no cumulative voting rights. Subject to the voting rights expressly conferred to the holders of our preferred stock, the holders of our common stock possess exclusive full voting power for the election of directors and for all other purposes. Our Bylaws provide that director nominees are elected by the vote of a majority of the votes cast with respect to the director by shareholders entitled to vote at the meeting in an uncontested election. An election is contested if, (x) the secretary receives notice that one or more shareholders has proposed to nominate one or more persons for election or re-election to the board of directors, which notice purports to be in compliance with the advance notice requirements for shareholder nominations set forth in the Bylaws, irrespective of whether the board of directors at any time determines that any such notice is not in compliance with such requirements, and (y) such nomination or nominations have not been formally and irrevocably withdrawn by such shareholder(s) on or prior to the date that is 14 days in advance of the date we file our definitive proxy statement with the Securities and Exchange Commission, in which case directors will be elected by the vote of a plurality of the votes cast by shareholders entitled to vote at the meeting.

Dividends. Subject to preferences that may be applicable to any of our outstanding preferred stock, the holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available for that purpose.

Liquidation Rights. If we are liquidated, terminated or wound up, the holders of our common stock will be entitled to a pro rata share in any distribution to shareholders, but only after satisfaction of all of our liabilities and of the prior rights of any outstanding class of our preferred stock, which may include the right to participate further with the holders of our common stock in the distribution of any of our remaining assets.

Preemptive Rights. Holders of our common stock are not entitled to any preemptive or conversion rights or other subscription rights.

Transfer Agent and Registrar. Broadridge Corporate Issuer Solutions, Inc. serves as transfer agent and registrar for our common stock.

Other Provisions. There are no redemption or sinking fund provisions applicable to our common stock. No personal liability will attach to holders of such shares under the laws of the State of Texas. Subject to the provisions of our Articles of Incorporation and Bylaws imposing certain supermajority voting provisions, the rights of the holders of shares of our common stock may not be modified except by a vote of at least a majority of the shares outstanding, voting together as a single class.

Preferred Stock

Our board of directors may cause us to issue preferred stock from time to time in one or more series and may fix the number of shares and the terms of each series without the approval of our shareholders. Our board of directors may determine the terms of each series, including:

•	the designation of the series,

•	dividend rates and payment dates,

•	whether dividends will be cumulative, non-cumulative or partially cumulative, and related terms,

•	redemption rights,

•	liquidation rights,

•	sinking fund provisions,

•	conversion rights,

•	voting rights, and

•	any other terms.

The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation. The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an attempt to obtain control of us. For example, if, in the exercise of its fiduciary obligations, our board were to determine that a takeover proposal was not in our best interest, the board could authorize the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of the series to prevent or make the change of control transaction more difficult. Alternatively, a change of control transaction deemed by the board to be in our best interest could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the shareholders.

Anti-Takeover Effects of Texas Laws and Our Charter and Bylaw Provisions

Some provisions of Texas law and our Articles of Incorporation and Bylaws could make the following actions more difficult:

•	acquisition of us by means of a tender offer,

•	acquisition of control of us by means of a proxy contest or otherwise, or

•	removal of our incumbent officers and directors.

These provisions are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of this increased protection gives us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Charter and Bylaw Provisions

Election and Removal of Directors. The number of members of our board of directors will be fixed from time to time by resolution of the board of directors. Except for voting rights as may be provided to holders of preferred stock, at each annual meeting of shareholders, all directors are elected to hold office for a term expiring at the next succeeding annual meeting of shareholders and until their successors have been elected and qualified.

No director may be removed except for cause, and, subject to the voting rights expressly conferred to the holders of our preferred stock, directors may be removed for cause only by the holders of at least a majority of the shares of capital stock entitled to vote at an election of directors. Subject to the voting rights expressly conferred to the holders of our preferred stock, any vacancy occurring on the board of directors and any newly created directorship may be filled by a majority of the remaining directors in office or by election by the shareholders.

Shareholder Meetings. Our Articles of Incorporation and Bylaws provide that special meetings of holders of common stock may be called only by the chair of our board of directors, our chief executive officer, the president, the secretary, a majority of our board of directors or the holders of not less than 50% of the shares of our capital stock outstanding and entitled to vote at such meeting.

Modification of Articles of Incorporation. In general, amendments to our Articles of Incorporation that are recommended by the board of directors require the affirmative vote of holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors. The provisions described above under “—Election and Removal of Directors” and “—Shareholder Meetings” may be amended only by the affirmative vote of holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock generally entitled to vote in the election of directors, voting together in a single class. The provisions described below under “—Modification of Bylaws” may be amended only by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors.

Modification of Bylaws. Our board of directors has the power to alter, amend or repeal the Bylaws or adopt new Bylaws by the affirmative vote of at least 80% of all directors then in office at any regular or special meeting of the board of directors called for that purpose. The shareholders also have the power to alter, amend or repeal the Bylaws or adopt new Bylaws by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class.

Other Limitations on Shareholder Actions. Our Bylaws also impose some procedural requirements on shareholders who wish to:

•	make nominations in the election of directors,

•	propose that a director be removed,

•	propose any repeal or change in the Bylaws, or

•	propose any other business to be brought before an annual or special meeting of shareholders.

Under these procedural requirements, a shareholder must deliver timely notice in proper written form (as specified in the Bylaws) to our secretary of the nomination or proposal along with evidence of, among other things:

•	the shareholder’s status as a shareholder,

•	the number of shares beneficially owned by the shareholder,

•	a list of the persons with whom the shareholder is acting in concert, and

•	the number of shares such persons beneficially own.

To be timely, a shareholder must deliver the notice:

•

in connection with an annual meeting of shareholders, not later than the close of business on the 90th day nor earlier than the close of business on the 180th day prior to the first anniversary of the date on which the immediately preceding year’s annual meeting of shareholders was held; provided that if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the first anniversary of the preceding year’s annual meeting of shareholders, not earlier than the close of business 180 days prior to the annual meeting and not later than the last to occur of the close of business (i) the 90th day prior to the annual meeting or (ii) the 10th day following the day on which we first make public announcement of the date of such meeting, or

•

in connection with the nomination of director candidates at a special meeting of shareholders, generally not later than the close of business on the 40th day nor earlier than the close of business on the 60th day prior to the date of the special meeting.

To submit a nomination for the board of directors, a shareholder must also submit information with respect to the nominee that we would be required to include in a proxy statement, and, with respect to a nomination for an annual meeting, reasonable evidence that it has complied with the requirements of Rule 14a-19 of the Exchange Act not later than eight business days prior to the date of the meeting, as well as certain other information relating to the candidate’s eligibility, including any required updates or supplements to such information as of the record date for the meeting and as of the date that is ten business days prior to the meeting. If a shareholder fails to follow the required procedures, the shareholder’s nominee or proposal will be ineligible and will not be voted on by our shareholders.

In addition to the director nomination provisions described above, our Bylaws contain a “proxy access” provision that provides that any shareholder or group of up to twenty shareholders who have owned 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials for an annual meeting of shareholders, director candidates constituting up to 20% (or, if such amount is not a whole number, the closest whole number below 20%) of our board of directors or two directors, whichever is greater, provided that the shareholder (or group) and each nominee satisfy the eligibility requirements specified in our Bylaws. An eligible shareholder (or group) proposing to nominate a person for election to our board of directors through the proxy access provision must provide us with a notice requesting the inclusion of the director nominee in our proxy materials and other required information not less than 120 days nor more than 150 days prior to the first anniversary of the date on which the immediately preceding year’s annual meeting of shareholders was held. In addition, an eligible shareholder (or group) may include a written statement of not more than 500 words supporting the candidacy of such shareholder nominee. The complete proxy access provision for director nominations are set forth in our Bylaws.

In connection with a special meeting of shareholders, the only business that will be conducted is that stated in the notice of special meeting, or otherwise properly brought and made in proper written form before the meeting by or at the direction of the Chair of the Meeting or the board of directors. Shareholders requesting a special meeting are permitted to make proposals for matters to be brought before the meeting in their request.

Limitation on Liability of Directors. Our Articles of Incorporation provide that no director will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except as required by law as in effect from time to time. Currently, Texas law requires that liability be imposed for the following actions:

•	any breach of the director’s duty of loyalty to us or our shareholders,

•	any act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of law,

•	a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of a director’s office, and

•	an act or omission for which the liability of a director is expressly provided for by statute.

Our Bylaws provide that we will indemnify our officers and directors and advance expenses to them in connection with proceedings and claims, to the fullest extent permitted by the TBOC. The Bylaws authorize our board of directors to indemnify and advance expenses to people other than our officers and directors in certain circumstances.

Choice of Forum

Our Bylaws provide that, unless we consent to the selection of an alternative forum, the United States District Court for the Southern District of Texas or, if such court lacks jurisdiction, the state district court of Harris County, Texas, shall be the sole and exclusive forum for certain actions brought on behalf of the company or asserting claims against the company or its directors, officers or employees. Our Bylaws also provide that the federal district courts of the United States will be the sole and exclusive forum for claims arising under the Securities Act of 1933, as amended.

Texas Anti-Takeover Law

We are subject to Section 21.606 of the TBOC. That section prohibits Texas public corporations from engaging in a wide range of specified transactions with any affiliated shareholder during the three-year period immediately following the affiliated shareholder’s acquisition of shares in the absence of certain board of director or shareholder approvals. An affiliated shareholder of a corporation is any person, other than the corporation and any of its wholly owned subsidiaries, that is or was within the preceding three-year period the beneficial owner of 20% or more of the outstanding shares of stock entitled to vote generally in the election of directors. Section 21.606 may deter any potential unfriendly offers or other efforts to obtain control of us that are not approved by our board of directors. This may deprive our shareholders of opportunities to sell shares of our common stock at a premium to the prevailing market price.

Listing. Our common stock is traded on the New York Stock Exchange and the NYSE Chicago Exchange under the trading symbol “CNP.”

CAPITALIZATION

The following table sets forth our consolidated short-term debt and capitalization as of June 30, 2024:

•	on an actual basis; and

•	as adjusted to give effect to the issuance and sale of the shares of our common stock offered hereby, but not the use of proceeds as described under “Use of Proceeds” above.

This table should be read in conjunction with our consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2023 Form 10-K and our 2nd Quarter 2024 Form 10-Q.

	As of June 30, 2024
	Actual	As Adjusted For This Offering
	(in millions)
Short-Term Debt:
Short-term borrowings	$2		$2
Current portion of VIE Securitization Bonds long-term debt	94		94
Indexed debt, net(1)	4		4
Current portion of other long-term debt	510		510

Total Short-Term Debt, net	610		610

Long-Term Debt:
VIE Securitization Bonds, net	314		314
Other long-term debt, net	18,200		18,200

Total Long-Term Debt, net	18,514		18,514

Total Debt	19,124		19,124

Shareholders’ Equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized and 641,953,090 shares outstanding, actual;(2) and shares outstanding, as adjusted for this offering	6
Additional paid-in capital	8,836
Retained earnings	1,542		1,542
Accumulated other comprehensive loss	(30)		(30)

Total Shareholders’ Equity	10,354

Total Capitalization and Short-Term Debt	$29,478	$

(1)

As of June 30, 2024, the outstanding principal amount of our ZENS was approximately $828 million and the contingent principal amount was approximately $13 million. Interest is paid quarterly on the principal amount at 2% per year plus a “pass-through” of any dividend on the reference shares of AT&T Inc. common stock, Charter Communications, Inc. common stock and Warner Bros. Discovery, Inc. Series A common stock. At maturity or upon redemption, holders of ZENS will receive cash equal to the higher of the contingent principal amount or the market value of the reference shares.

(2)	Shares outstanding as of June 30, 2024. As of July 22, 2024, 641,966,980 shares of our common stock were outstanding.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (each, as defined below) of the purchase, ownership, and disposition of our common stock issued pursuant to this offering. This discussion does not address all aspects of U.S. federal income taxation that may be relevant in light of personal circumstances, nor does this discussion address the effects of other U.S. federal tax laws, such as estate or gift tax laws, or the effects of any applicable state, local or non-U.S. tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (“IRS”) in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a beneficial owner of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position regarding the matters discussed below.

This discussion is limited to beneficial owners that hold our common stock as a “capital asset” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address tax consequences relevant to beneficial owners subject to special rules, including, without limitation:

•	U.S. expatriates or former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	tax-exempt retirement plans;

•	persons that own, actually or constructively, more than 5% of our common stock;

•	“qualified foreign pension funds” as defined in section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships considering an investment in our common stock and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR

SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a U.S. person.

A “non-U.S. holder” is any beneficial owner of our common stock that is not a “U.S. holder,” and that is not an entity treated as a partnership for U.S. federal income tax purposes.

Tax Consequences Applicable to U.S. Holders

Distributions Generally

Distributions of cash or other property on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to customary conditions and limitations, dividends will be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. Dividends paid to non-corporate U.S. holders generally will qualify for taxation at special rates if such U.S. holders meet certain holding period and other applicable requirements. To the extent distributions exceed our current and accumulated earnings and profits, the distributions will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in our common stock, and thereafter will be taxable as capital gain realized on the sale or other taxable disposition of our common stock, as described under “—Dispositions of Our Common Stock” below.

Dispositions of Our Common Stock

If a U.S. holder sells or disposes of shares of our common stock, it generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on such sale or other taxable disposition and the U.S. holder’s adjusted basis in such shares of our common stock. This gain or loss generally will be long-term capital gain or loss if the U.S. holder has held our common stock for more than one year. The deductibility of capital losses is subject to limitations.

Medicare Tax on Net Investment Income

Certain U.S. holders who are individuals, estates and trusts are subject to an additional 3.8% tax on the lesser of: (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the relevant taxable year over a certain threshold (over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual). U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax.

Backup Withholding and Information Reporting

We or an applicable withholding agent will report to U.S. holders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a U.S. holder may be subject to backup withholding with respect to dividends paid or the proceeds of a disposition of our common stock unless the U.S. holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of exemptions from the backup withholding rules. A U.S. holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. holder’s federal income tax liability, provided the required information is timely furnished to the IRS.

Tax Consequences Applicable to Non-U.S. Holders

Distributions Generally

Distributions that are treated as dividends (see “Tax Consequences Applicable to U.S. Holders—Distributions Generally”) generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. Distributions that are treated as taxable gain or return of capital could be subject to a withholding tax at a rate of 15% under FIRPTA (as defined below) if we are considered a USRPHC (as defined below) and our stock is not “regularly traded” on an established securities market (see “—Dispositions of Our Common Stock”). For withholding purposes, we expect that all distributions will be treated as made out of our current or accumulated earnings and profits and thus treated as dividends. However, if it is subsequently determined that a distribution was, in fact, in excess of our current and accumulated earnings and profits, a non-U.S. holder may be able to obtain a refund of withholding taxes by timely filing an appropriate claim for refund with the IRS. Additionally, an applicable income tax treaty may reduce the rate of a withholding tax on distributions received by a non-U.S. holder. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W- 8BEN or W-8BEN-E (or applicable successor form) certifying such non-U.S. holder’s qualification for the reduced rate. This certification must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our common stock are effectively connected with such non-U.S. holder’s U.S. trade or business, the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net-income basis at the regular graduated U.S. federal income tax rates applicable to U.S. holders. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dispositions of Our Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock, unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•

our common stock constitutes a “United States real property interest,” or “USRPI,” which could be the case if we are a United States real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes within the meaning of the “Foreign Investment in Real Property Tax Act,” or “FIRPTA.”

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates applicable to U.S. holders. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) on any gain derived from the sale, which gain may be offset by any U.S. source capital losses (even though the non-U.S. holder is not considered a resident of the United States).

With respect to the third bullet point above, we believe that we may have been, may currently be, or may become, a USRPHC. Nevertheless, pursuant to an exception for certain interests in publicly traded corporations, even if we are a USRPHC, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange or other taxable disposition of our common stock if (i) any class of our stock (including our common stock) is regularly traded on an established securities market and (ii) the non-U.S. holder’s ownership interest in our common stock falls below a certain threshold. If any class of our stock is regularly traded on an established securities market, then a non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange or other taxable disposition of our common stock unless (i) if our common stock is (or is also) regularly traded, such non-U.S. holder’s shares of our common stock (including shares of our common stock that are attributed to such non-U.S. holder under applicable attribution rules) represent more than 5% of the total fair market value of all of the shares of our common stock at any time during the five-year period ending on the date of disposition of such common stock by the non-U.S. holder or (ii) if our common stock is not regularly traded, such non-U.S. holder’s shares of our common stock (including shares of our common stock that are attributed to such non-U.S. holder under applicable attribution rules) have a fair market value on the date of acquisition greater than the fair market value of 5% of our regularly traded class of stock with the lowest fair market value. We expect at least one of our classes of stock to be regularly traded on an established securities market, but this cannot be assured. Prospective investors should consult their own tax advisors regarding the application of the exception for certain interests in publicly traded corporations.

Backup Withholding Tax and Information Reporting

We or an applicable withholding agent must report annually to the IRS and to each non-U.S. holder the amount of distributions on our common stock paid to such non-U.S. holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to payments to a non-U.S. holder on our common stock provided the non-U.S. holder furnishes to the payor the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the payor has actual knowledge, or reason to know, that the non U.S. holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of our common stock, proposed U.S. Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters named below for shares of our common stock, for whom Barclays Capital Inc. and Citigroup Global Markets Inc. are acting as representatives, we have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase from us, the number of shares of our common stock set forth opposite its name below.

Underwriter	Number of Shares
Barclays Capital Inc.
Citigroup Global Markets Inc.

Total

The obligations of the several underwriters to purchase common stock are subject to certain conditions as set forth in the underwriting agreement. The underwriters are obligated to purchase all of the shares if they purchase any of the shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or the offering of shares may be terminated. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters have agreed to purchase the shares of our common stock offered by this prospectus supplement at a price of $   per share, which will result in $   of total net proceeds to us before expenses payable by us. The underwriters propose to offer the shares of common stock offered hereby from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters may effect such transactions by selling the shares of common stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal. The difference between the price at which the underwriters purchase shares and the price at which the underwriters resell such shares may be deemed underwriting compensation.

We have agreed that, for a period commencing on the date of this prospectus supplement and ending on the 30th day after the date of this prospectus supplement, and subject to certain limited exceptions, we will not, without the prior written consent of Barclays Capital Inc. and Citigroup Global Markets Inc., (i) offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by us or any of our affiliates or any person in privity with us or any of our affiliates, directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any shares of our common stock (other than shares of our common stock to be sold pursuant to this offering) or any securities convertible or exercisable or exchangeable for our common stock (the “Lock-Up Securities”), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of such securities, in cash or otherwise provided, however, that we may (1) issue and sell the shares of our common stock to be sold pursuant to this offering, (2) issue shares of our common stock or securities convertible into or exchangeable for shares of our common stock upon exercise of an option or warrant or conversion of a security outstanding on the date of this prospectus supplement, (3) issue shares of our common stock or securities convertible into or exchangeable for shares of our common stock in amounts permitted on the date of this prospectus supplement under our employee or non-employee director stock option plans, benefit plans and long-term incentive plans, (4) issue shares of our common stock or securities convertible into or exchangeable for shares of our common stock under the CenterPoint Energy, Inc. Savings Plan and CenterPoint Energy, Inc. Investor’s Choice Plan and (5) issue and sell securities convertible into or exchangeable for shares of our common stock.

The foregoing shall not, during the 30-day period, prohibit us from filing any (i) registration statements, including pre- or post-effective amendments to registration statements, with the SEC relating to any of our securities other than common stock or securities convertible into or exchangeable for common stock or (ii) registration statements including pre- or post-effective amendments to registration statements, (A) relating to the issuance of shares of our common stock in amounts permitted on the date hereof pursuant to any of our employee or non-employee director stock option plans, benefit plans and long-term incentive plans, (B) relating to the issuance of shares of our common stock pursuant to the CenterPoint Energy, Inc. Savings Plan or the CenterPoint Energy, Inc. Investor’s Choice Plan or (C) relating to shares of our common stock issuable upon conversion of convertible debt securities existing as of the date of this prospectus supplement, as described in this prospectus supplement and in the documents incorporated by reference herein. Barclays Capital Inc. and Citigroup Global Markets Inc., in their sole discretion, may waive these restrictions in whole or in part at any time with or without notice.

Our directors and certain of our officers have entered into agreements agreeing that, for a period commencing on the date of this prospectus supplement and ending on the 30th day after the date of this prospectus supplement, and subject to certain limited exceptions, they will not, without the prior written consent of Barclays Capital Inc. and Citigroup Global Markets Inc., (i) offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any shares of our common stock or any securities convertible or exercisable or exchangeable for shares of our common stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of such securities, in cash or otherwise, provided, however, the foregoing restrictions shall not apply to (A) transactions related to shares of our common stock or any securities convertible or exercisable or exchangeable for shares of our common stock acquired in open market transactions after the completion of the offering described in the immediately preceding paragraph; provided that no filing under Section 16(a) of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such forfeiture, cancellation, withholding, surrender or delivery, other than a filing on Form 4, (B) transfers or dispositions of units in the fund holding shares of our common stock under the CenterPoint Energy, Inc. Savings Plan, (C) transfers or dispositions to us for the purpose of satisfying any of our tax withholding obligations pursuant to our employee or non-employee director stock option plans, benefit plans or long-term incentive plans; provided that no filing under Section 16(a) of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition, other than a filing on Form 4 then, in which case, they will disclose in such filing or report that such transfer or disposition was made for the purpose of satisfying any tax withholding obligations set forth in this exemption (C), (D) transfers or dispositions of shares of our common stock as a bona fide gift, including, but not limited to, a legally binding partition of shares held as community property between the director or officer and his or her spouse resulting in such shares becoming the separate property of the director’s or officer’s spouse, provided that each such transferee shall sign and deliver to Barclays Capital Inc. and Citigroup Global Markets Inc. a lock-up agreement substantially in the form of agreement signed by the director of officer; provided, further, that no filing under Section 16(a) of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such forfeiture, cancellation, withholding, surrender or delivery, other than a filing on Form 4, then, in which case, the director or officer shall disclose in such filing or report that such transfer was a gift or other applicable transfer and that the transferee is bound by the restrictions set forth in the agreement, (E) transactions under a plan established under Rule 10b5-1 under the Exchange Act, prior to the date hereof, provided that to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made, such filing or announcement shall include a statement that such transaction was made pursuant to a plan established under Rule 10b5-1 under the Exchange Act, or (F) transfers of shares of our common stock or any securities convertible or exercisable or exchangeable for shares of our common stock either during such executive’s or officer’s lifetime or on death (i) by will or intestacy, (ii) to a trust the beneficiaries of which are exclusively the undersigned and/or a member or members of his or her immediate family, or (iii) by operation of law pursuant to a domestic relations order in connection with a divorce settlement or other court order; provided that each such transferee shall sign and deliver to Barclays Capital Inc. and Citigroup Global Markets Inc. a lock-up agreement substantially in the form of the agreement signed by the director of officer.

Barclays Capital Inc. and Citigroup Global Markets Inc., in their sole discretion, may release the securities subject to any of the lock-up agreements with the initial purchasers described above, in whole or in part at any time.

Our common stock is listed on The New York Stock Exchange and The Chicago Stock Exchange, in each case, under the trading symbol “CNP.”

Until the distribution of the shares offered hereby is completed, Securities and Exchange Commission rules may limit the underwriters and selling group members from bidding for or purchasing our shares of common stock. However, the underwriters may engage in transactions that stabilize the price of our common stock, such as bids or purchases that peg, fix or maintain the price of the common stock.

In connection with this offering, the underwriters may make short sales of our shares of common stock. Short sales involve the sale by the underwriters, at the time of the offering, of a greater number of shares of common stock it is are required to purchase in the offering. Short sales may be “naked short sales,” which are short positions in excess of that amount. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the purchases by the underwriters to cover short positions may have the effect of raising or maintaining the market price of common stock preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than it would otherwise be in the absence of these transactions. If these activities are commenced, they may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We estimate that our share of the total expenses of the offering of shares of our common stock offered hereby, excluding the underwriting discount, will be approximately $   .

We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, certain of the underwriters and/or their affiliates have engaged, and may in the future engage, in commercial banking, investment banking, trust or investment management transactions with us and our affiliates for which they have received, and will in the future receive, customary compensation.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. If any of the underwriters and their affiliates has a lending relationship with us, certain of these underwriters or their affiliates routinely hedge and certain of these underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially shares of our common stock offered hereby. Any credit default swaps or short positions could adversely affect future trading prices of shares of our common stock offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Conflicts of Interest

Certain of the underwriters and/or their affiliates may hold a portion of our outstanding commercial paper that we intend to repay using a portion of the net proceeds from this offering. In such event, it is possible that one or more of the underwriters or their affiliates could receive at least 5% of the net proceeds of this offering, and in that case, such underwriter would be deemed to have a conflict of interest under FINRA Rule 5121 (Public Offerings of Securities with Conflicts of Interest). In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the notes in accordance with FINRA Rule 5121. If FINRA Rule 5121 is applicable, such underwriter would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Member State”) no shares of our common stock have been offered or will be offered to the public in that Member State prior to the publication of a prospectus in relation to the shares of our common stock which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State (all in accordance with the Prospectus Regulation), except that an offer to the public of any shares of our common stock in that Member State may be made at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Member State means a communication to persons in any form and by any means, presenting sufficient information on the terms of the offer and the shares of our common stock to be offered, so as to enable an investor to decide to purchase or subscribe for any shares of our common stock. This definition also applies to the placing of any shares of our common stock through financial intermediaries. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.

Notice to Prospective Investors in the United Kingdom

Shares of our common stock are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the shares of our common stock or otherwise making such shares available to retail investors in the United Kingdom has been prepared and therefore offering or selling of shares of our common stock or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus has been prepared on the basis that any offer of shares in our common stock in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of shares of our common stock. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the UK Prospectus Regulation of the FSMA.

In the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is only available to, and will be engaged in with, relevant persons.

Each person in the UK who receives any communication in respect of, or who acquires any common stock under, the offer to the public contemplated in this prospectus supplement or to whom the common stock are otherwise made available, will be deemed to have represented, warranted and agreed to and with each underwriter and the Company that it and any person on whose behalf it acquires the common stock is (i) a “qualified investor” within the meaning of Article 2(e) of the UK Prospectus Regulation; and (ii) not a retail investor.

Notice to Prospective Investors in Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment hereto or thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The shares of our common stock have not been and may not and will not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) and which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong). No advertisement, invitation or document relating to the shares of our common stock has been, may be or will be issued, or has been, may be, or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed by any Hong Kong regulatory authority. You are advised to exercise caution in relation to the offer. If you are in doubt about any contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Japan

This offering of the shares of our common stock has not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of April 13, 1948, as amended; the “Financial Instruments and Exchange Act”) or any other laws, regulations or ministerial guidelines of Japan, and accordingly the shares of our common stock may not be offered or sold, directly or indirectly, in Japan or to, or for the account or the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan and any branch or other office in Japan of a corporation or other entity organized under the laws of any foreign state), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Switzerland

The shares of our common stock may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to shares of our common stock constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to shares of our common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Accordingly, neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the offering, the Company or the shares of our common stock has been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of shares of our common stock will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of shares of our common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares of our common stock.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (the “ASIC”) in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”) and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of our common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of our common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of our common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise. Any person acquiring the shares of our common stock must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

Baker Botts L.L.P., Houston, Texas will pass on the validity of the securities offered in this prospectus supplement. Monica Karuturi, our Executive Vice President and General Counsel, may pass on other legal matters for us. Hunton Andrews Kurth LLP, New York, New York will pass on certain legal matters for the underwriters. From time to time, Hunton Andrews Kurth LLP acts as counsel to CenterPoint Energy and its affiliates on certain matters.

EXPERTS

The financial statements of CenterPoint Energy, Inc. as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, incorporated by reference in this prospectus supplement by reference to CenterPoint Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023, and the effectiveness of CenterPoint Energy, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

In this prospectus supplement, including the information we incorporate by reference, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. You can generally identify forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “target,” “will” or other similar words.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information reasonably available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

The following are some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements:

•

our business strategies and strategic initiatives, restructurings, joint ventures and acquisitions or dispositions of assets or businesses, including the announced sale of our Louisiana and Mississippi natural gas local distribution company businesses, and the completed sale of Energy Systems Group, LLC, which we cannot assure will have the anticipated benefits to us;

•	industrial, commercial and residential growth in our service territories and changes in market demand, including the effects of energy efficiency measures and demographic patterns;

•

our ability to fund and invest planned capital and the timely recovery of our investments, including those related to SIGECO’s electric transmission and distribution service’s generation transition plan as part of its integrated resource plans;

•

our ability to successfully construct, operate, repair and maintain electric generating facilities, natural gas facilities, temporary emergency electric energy facilities (“TEEEF”) and electric transmission facilities, including complying with applicable environmental standards and the implementation of a well-balanced energy and resource mix, as appropriate;

•

timely and appropriate rate actions that allow and authorize requested and timely recovery of costs and a reasonable return on investment, including the timing and amount of recovery of Houston Electric’s TEEEF leases and restoration costs relating to the May 2024 Storm Events and Hurricane Beryl, and requested or favorable adjustments to rates and approval of other requested items as part of base rate proceedings;

•	economic conditions in regional and national markets, including changes to inflation and interest rates, and instability of banking institutions, and their effect on sales, prices and costs;

•

weather variations and other natural phenomena, including the impact of severe weather events on operations, capital, legislation and/or regulations, such as seen in connection with the extreme and unprecedented winter weather event in February 2021 (Winter Storm Uri) that resulted in electricity generation supply shortages, including in Texas, and natural gas supply shortages and increased wholesale prices of natural gas in the United States, primarily due to prolonged freezing temperatures (“February 2021 Winter Storm Event”), the May 2024 Storm Events and Hurricane Beryl;

•

volatility in the markets for natural gas as a result of, among other factors, armed conflicts, including the conflict in the Middle East and any broader related conflict, and the conflict in Ukraine, and the related sanctions on certain Russian entities;

•

disruptions to the global supply chain, including volatility in commodity prices, and tariffs and other legislation impacting the supply chain, that could prevent us from securing the resources needed to, among other things, fully execute on our 10-year capital plan or achieve our net zero and carbon emissions reduction goals;

•

non-payment for our services due to financial distress of our customers and the ability of our customers, including REPs, to satisfy their obligations to us, Houston Electric, and CERC Corp. and its subsidiaries, and the negative impact on such ability related to adverse economic conditions and severe weather events;

•

public health threats and their effect on our operations, business and financial condition, our industries and the communities we serve, U.S. and world financial markets and supply chains, potential regulatory actions and changes in customer and stakeholder behavior relating thereto;

•

state and federal legislative and regulatory actions or developments affecting various aspects of our businesses, including, among others, any actions resulting from the May 2024 Storm Events and/or Hurricane Beryl, energy deregulation or re-regulation, pipeline integrity and safety and changes in regulation and legislation pertaining to trade, health care, finance and actions regarding the rates charged by our regulated businesses;

•

our ability to execute Houston Electric’s initial hurricane preparedness and response action plan, as described to the PUCT on July 25, 2024, including enhancing the resiliency of Houston Electric’s electric system through various investments, improving customer communications, and strengthening emergency response;

•

direct or indirect effects on our facilities, resources, operations and financial condition resulting from terrorism, cyberattacks or intrusions, data security breaches or other attempts to disrupt our businesses or the businesses of third parties, or other catastrophic events such as fires, ice, earthquakes, explosions, leaks, floods, droughts, hurricanes, tornadoes and other severe weather events, pandemic health events or other occurrences;

•	risks relating to potential wildfires, including costs of potential regulatory penalties and damages in excess of insurance liability coverage;

•

tax legislation, including the effects of the Inflation Reduction Act of 2022 (which includes but is not limited to any potential changes to tax rates, the corporate alternative minimum tax imposed, tax credits and/or interest deductibility), as well as any changes in tax laws under the current or future administrations, and uncertainties involving state commissions’ and local municipalities’ regulatory requirements and determinations regarding the treatment of excess deferred income taxes and our rates;

•	our ability to mitigate weather impacts through normalization or rate mechanisms, and the effectiveness of such mechanisms;

•	actions by credit rating agencies, including any potential downgrades to credit ratings;

•

matters affecting regulatory approval, legislative actions, construction, implementation of necessary technology or other issues with respect to major capital projects that result in delays or cancellation or in costs that cannot be recouped in rates;

•

local, state and federal legislative and regulatory actions or developments relating to the environment, including, among others, those related to global climate change, air emissions, carbon, waste water discharges and the handling and disposal of coal combustion residuals that could impact operations, cost recovery of generation plant costs and related assets, and our net zero and carbon emissions reduction goals;

•	the impact of unplanned facility outages or other closures;

•	the sufficiency of our insurance coverage, including availability, cost, coverage and terms and ability to recover claims;

•

the availability and prices of raw materials and services and changes in labor for current and future construction projects and operations and maintenance costs, including our ability to control such costs;

•

impacts from our pension and postretirement benefit plans, such as the investment performance and increases to net periodic costs as a result of plan settlements and changes in assumptions, including discount rates;

•	changes in interest rates and their impact on costs of borrowing and the valuation of our pension benefit obligation;

•

commercial bank and financial market conditions, including disruptions in the banking industry, our access to capital, the cost of such capital, impacts on our vendors, customers and suppliers, and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets;

•	inability of various counterparties to meet their obligations to us;

•	the extent and effectiveness of our risk management activities;

•

timely and appropriate regulatory actions, which include actions allowing securitization for any hurricanes or other severe weather events, such as the May 2024 Storm Events and Hurricane Beryl, or natural disasters or other recovery of costs, including stranded coal-fired generation asset costs;

•

acquisition and merger or divestiture activities involving us or our industry, including the ability to successfully complete merger, acquisition and divestiture plans on the timelines we expect or at all, such as the proposed sale of our Louisiana and Mississippi natural gas local distribution company businesses;

•	our ability to recruit, effectively transition, motivate and retain management and key employees and maintain good labor relations;

•	changes in technology, particularly with respect to efficient battery storage or the emergence or growth of new, developing or alternative sources of generation, and their adoption by consumers;

•	the impact of climate change and alternate energy sources on the demand for natural gas and electricity generated or transmitted by us;

•	the timing and outcome of any audits, disputes and other proceedings related to taxes;

•	the recording of impairment charges;

•	political and economic developments, including energy and environmental policies under the current administration;

•	our ability to execute on our strategy, initiatives, targets and goals, including our net zero and carbon emissions reduction goals and our operations and maintenance expenditure goals;

•	the outcome of litigation, including litigation related to the February 2021 Winter Storm Event and Hurricane Beryl;

•	obligations related to warranties, guarantees and other contractual and legal obligations;

•	the effect of changes in and application of accounting standards and pronouncements; and

•	other factors discussed in “Risk Factors” beginning on page S-5 of this prospectus supplement.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a Web site that contains information we file electronically with the SEC, which you can access at http://www.sec.gov.

Our Web site is located at http://investors.centerpointenergy.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available, free of charge, through our Web site, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on our Web site or any other website is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

This prospectus supplement, which includes information incorporated by reference (see “Incorporation By Reference” below), is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available through the SEC’s Web site.

INCORPORATION BY REFERENCE

We are “incorporating by reference” into this prospectus supplement certain information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus supplement. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus supplement (but not information deemed to be furnished to and not filed with the SEC) will automatically update and supersede information previously included.

We are incorporating by reference into this prospectus supplement the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended (excluding information deemed to be furnished and not filed with the SEC), until all the common stock offered hereby is sold:

•

our Annual Report on Form 10-K for the fiscal year ended December  31, 2023, including the portions of our definitive proxy statement on Schedule 14A filed with the SEC on March 15, 2024 that are incorporated by reference therein;

•	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024; and

•

our Current Reports on Form 8-K filed on January  11, 2024, February 20, 2024 (the first report filed on such date) (other than the information furnished pursuant to Item 7.01 thereto), April  29, 2024, May  9, 2024, June  24, 2024 (other than the information furnished pursuant to Item 7.01 thereto) and August 2, 2024 (other than the information furnished pursuant to Item 7.01 thereto).

You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at the following address:

CenterPoint Energy, Inc.

Attn: Investor Relations

P.O. Box 4567

Houston, Texas 77210-4567

(713) 207-6500

PROSPECTUS

CenterPoint Energy, Inc.

1111 Louisiana

Houston, Texas 77002

(713) 207-1111

CENTERPOINT ENERGY, INC.

SENIOR DEBT SECURITIES

JUNIOR SUBORDINATED DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

STOCK PURCHASE CONTRACTS

EQUITY UNITS

DEPOSITARY SHARES

We will provide additional terms of our securities in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. No person may use this prospectus to offer and sell our securities unless a prospectus supplement accompanies this prospectus.

The Offering

We may offer from time to time:

•	senior debt securities;

•	junior subordinated debt securities;

•	common stock;

•	preferred stock;

•	stock purchase contracts;

•	equity units; and

•	depositary shares.

Our common stock is listed on the New York Stock Exchange and the NYSE Chicago under the symbol “CNP.”

Investing in our securities involves risks. See “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 17, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will file a supplement to this prospectus with the SEC that will describe the specific terms of the offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. Before you invest, you should carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide any information or make any representations other than those contained in this prospectus, any prospectus supplement and any communication from us or any underwriter specifying the final terms of a particular offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus, any prospectus supplement or any communication from us or any underwriter specifying the final terms of a particular offering is accurate as of any date other than the date on the front of that document. Any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

References in this prospectus to the terms “we,” “us,” “our” or other similar terms mean CenterPoint Energy, Inc. and its subsidiaries, unless the context clearly indicates otherwise.

The Bank of New York Mellon Trust Company, National Association, in each of its capacities referenced herein, including, but not limited to, trustee, purchase contract agent, collateral agent, custodial agent, securities intermediary and paying agent, has not participated in the preparation of this prospectus and assumes no responsibility for its content.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a Web site that contains information we file electronically with the SEC, which you can access at http://www.sec.gov.

Our Web site is located at http://investors.centerpointenergy.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available, free of charge, through our Web site, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on our Web site or any other website is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

This prospectus, which includes information incorporated by reference (see “Incorporation by Reference” below), is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available through the SEC’s Web site.

INCORPORATION BY REFERENCE

We are “incorporating by reference” into this prospectus certain information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus (which does not include information deemed pursuant to the SEC’s rules to be furnished to and not filed with the SEC) will automatically update and supersede information previously included.

We are incorporating by reference into this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed pursuant to the SEC’s rules to be furnished and not filed with the SEC) until all the securities are sold:

•

our Annual Report on Form  10-K for the fiscal year ended December  31, 2022, including the portions of our definitive proxy statement filed on Schedule 14A on March 10, 2023 that are specifically incorporated by reference therein;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023;

•

our Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on January 3, 2023 (other than the information furnished pursuant to Item 7.01 thereto), February  1, 2023, February  21, 2023, March  15, 2023, March  16, 2023, March  27, 2023, April  24, 2023 and May 1, 2023;

•

the description of our common stock contained in Exhibit 4(r) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including any amendments or reports filed for the purpose of updating such description; and

•	the description of our Series A Preferred Stock (as defined below) contained in our Current Report on Form 8-K filed with the SEC on August 23, 2018.

You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at the following address:

CenterPoint Energy, Inc.

Attn: Investor Relations

P.O. Box 4567

Houston, Texas 77210-4567

(713) 207-6500

ABOUT CENTERPOINT ENERGY, INC.

We are a public utility holding company. Our operating subsidiaries own and operate electric transmission, distribution and generation facilities and natural gas distribution facilities and provide energy services and other related activities. As of the date of this prospectus, our indirect, wholly-owned subsidiaries include:

•

CenterPoint Energy Houston Electric, LLC (“Houston Electric”) provides electric transmission service to transmission service customers in the Electric Reliability Council of Texas region and distribution service to retail electric providers (“REPs”) serving the Texas gulf coast area that includes the city of Houston. CenterPoint Energy Transition Bond Company IV, LLC is a wholly-owned, bankruptcy remote entity formed solely for the purpose of purchasing and owning transition property through the issuance of transition bonds.

•

CenterPoint Energy Resources Corp. (“CERC Corp.”) (i) directly owns and operates natural gas distribution systems in Louisiana, Minnesota, Mississippi and Texas; (ii) indirectly, through Indiana Gas Company, Inc. (“Indiana Gas”) and Vectren Energy Delivery of Ohio, LLC (“VEDO”), owns and operates natural gas distribution systems in Indiana and Ohio, respectively, and (iii) owns and operates permanent pipeline connections through interconnects with various interstate and intrastate pipeline companies through CenterPoint Energy Intrastate Pipelines, LLC.

•

Southern Indiana Gas and Electric Company (“SIGECO”) provides energy delivery services to electric and natural gas customers located in and near Evansville in southwestern Indiana and owns and operates electric generation assets to serve its electric customers and optimizes those assets in the wholesale power market.

•

Energy Systems Group, LLC (“Energy Systems Group”) provides energy performance contracting and sustainable infrastructure services, such as renewables, distributed generation and combined heat and power projects.

Our principal executive offices are located at 1111 Louisiana, Houston, Texas 77002 (telephone number: (713) 207-1111).

RISK FACTORS

Our businesses are influenced by many factors that are difficult to predict and that involve uncertainties that may materially affect actual operating results, cash flows and financial condition. These risk factors include those described as such in the documents that are incorporated by reference in this prospectus (which risk factors are incorporated herein by reference), and could include additional uncertainties not presently known to us or that we currently do not consider material. Before making an investment decision, you should carefully consider these risks as well as any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

In this prospectus, including the information we incorporate by reference, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “target,” “will” or other similar words.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information reasonably available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

The following are some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements:

•

our business strategies and strategic initiatives, restructurings, including CERC Corp.’s common control acquisition of Indiana Gas and VEDO from Vectren Utility Holdings, LLC on June 30, 2022, joint ventures and acquisitions or dispositions of assets or businesses, including the completed sale of CERC Corp.’s natural gas businesses in Arkansas and Oklahoma and our exit of the midstream sector, which we cannot assure will have the anticipated benefits to us;

•

industrial, commercial and residential growth in our service territories and changes in market demand, including the demand for our non-utility products and services and effects of energy efficiency measures and demographic patterns;

•

our ability to fund and invest planned capital and the timely recovery of our investments, including those related to SIGECO’s electric transmission and distribution service’s generation transition plan as part of its Integrated Resource Plans;

•

our ability to successfully construct, operate, repair and maintain electric generating facilities, natural gas facilities, temporary emergency electric energy facilities (“TEEEF”) and electric transmission facilities, including complying with applicable environmental standards and the implementation of a well-balanced energy and resource mix, as appropriate;

•	timely and appropriate rate actions that allow recovery of costs and a reasonable return on investment, including the timing and amount of recovery of Houston Electric’s TEEEF leases;

•	economic conditions in regional and national markets, including inflation, interest rates and instability of banking institutions, and their effect on sales, prices and costs;

•

weather variations and other natural phenomena, including the impact of severe weather events on operations, capital and legislation, such as seen in connection with the extreme and unprecedented winter weather event in February 2021 that resulted in electricity generation supply shortages, including in Texas, and natural gas supply shortages and increased wholesale prices of natural gas in the United States, primarily due to prolonged freezing temperatures (“February 2021 Winter Storm Event”);

•	increases in commodity prices;

•	volatility in the markets for natural gas as a result of, among other factors, armed conflicts, including the conflict in Ukraine and the related sanctions on certain Russian entities;

•	changes in rates of inflation;

•

continued disruptions to the global supply chain, including tariffs and other legislation impacting the supply chain, that could prevent us from securing the resources needed to, among other things, fully execute on our 10-year capital plan or achieve our net zero and carbon emissions reduction goals;

•

non-payment for our services due to financial distress of our customers and the ability of REPs to satisfy their obligations to us and Houston Electric, including the negative impact on such ability related to adverse economic conditions and severe weather events;

•

public health threats, such as COVID-19, and their effect on our operations, business and financial condition, our industries and the communities we serve, U.S. and world financial markets and supply chains, potential regulatory actions and changes in customer and stakeholder behavior relating thereto;

•

state and federal legislative and regulatory actions or developments affecting various aspects of our businesses, including, among others, energy deregulation or re-regulation, pipeline integrity and safety and changes in regulation and legislation pertaining to trade, health care, finance and actions regarding the rates charged by our regulated businesses;

•

direct or indirect effects on our facilities, resources, operations and financial condition resulting from terrorism, cyber attacks or intrusions, data security breaches or other attempts to disrupt our businesses or the businesses of third parties, or other catastrophic events such as fires, ice, earthquakes, explosions, leaks, floods, droughts, hurricanes, tornadoes and other severe weather events, pandemic health events or other occurrences;

•

tax legislation, including the effects of the Coronavirus Aid, Relief, and Economic Security Act and the Inflation Reduction Act of 2022 (which includes but is not limited to any potential changes to tax rates, Corporate Alternative Minimum Tax imposed, tax credits and/or interest deductibility), as well as any changes in tax laws under the current or future administrations, and uncertainties involving state commissions’ and local municipalities’ regulatory requirements and determinations regarding the treatment of excess deferred income taxes and our rates;

•	our ability to mitigate weather impacts through normalization or rate mechanisms, and the effectiveness of such mechanisms;

•	actions by credit rating agencies, including any potential downgrades to credit ratings;

•

matters affecting regulatory approval, legislative actions, construction, implementation of necessary technology or other issues with respect to major capital projects that result in delays or cancellation or in cost overruns that cannot be recouped in rates;

•

local, state and federal legislative and regulatory actions or developments relating to the environment, including, among others, those related to global climate change, air emissions, carbon, waste water discharges and the handling and disposal of coal combustion residuals that could impact operations, cost recovery of generation plant costs and related assets, and our net zero and carbon emissions reduction goals;

•	the impact of unplanned facility outages or other closures;

•	the sufficiency of our insurance coverage, including availability, cost, coverage and terms and ability to recover claims;

•

the availability and prices of raw materials and services and changes in labor for current and future construction projects and operations and maintenance costs, including our ability to control such costs;

•	impacts from our pension and postretirement benefit plans, such as the investment performance and increases to net periodic costs as a result of plan settlements and changes in discount rates;

•	changes in interest rates and their impact on costs of borrowing and the valuation of our pension benefit obligation;

•

commercial bank and financial market conditions, including the current disruptions in the banking industry, our access to capital, the cost of such capital, impacts on our vendors, customers and suppliers, and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets;

•	inability of various counterparties to meet their obligations to us;

•	non-payment for our services due to financial distress of our customers;

•	the extent and effectiveness of our risk management activities;

•

timely and appropriate regulatory actions, which include actions allowing securitization, for any hurricanes or other severe weather events, or natural disasters or other recovery of costs, including stranded coal generation asset costs;

•	acquisition and merger or divestiture activities involving us or our industry, including the ability to successfully complete merger, acquisition and divestiture plans;

•	our ability to recruit, effectively transition and retain management and key employees and maintain good labor relations;

•	changes in technology, particularly with respect to efficient battery storage or the emergence or growth of new, developing or alternative sources of generation, and their adoption by consumers;

•	the impact of climate change and alternate energy sources on the demand for natural gas and electricity generated or transmitted by us;

•	the timing and outcome of any audits, disputes and other proceedings related to taxes;

•	the recording of impairment charges;

•	political and economic developments, including energy and environmental policies under the current administration;

•	the transition to a replacement for the London Interbank Offered Rate benchmark interest rate;

•	our ability to execute on our strategy, initiatives, targets and goals, including our net zero and carbon emissions reduction goals and our operations and maintenance expenditure goals;

•	the outcome of litigation, including litigation related to the February 2021 Winter Storm Event;

•

the development of new opportunities and the performance of projects undertaken by Energy Systems Group, which are subject to, among other factors, the level of success in bidding contracts and cancellation and/or reductions in the scope of projects by customers, and obligations related to warranties, guarantees and other contractual and legal obligations;

•	the effect of changes in and application of accounting standards and pronouncements; and

•

other factors discussed in “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which are incorporated herein by reference, and in other reports we file from time to time with the SEC that are incorporated by reference.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, we anticipate using any net proceeds from the sale of our securities offered by this prospectus for general corporate purposes. These purposes may include, but are not limited to:

•	working capital,

•	capital expenditures,

•	acquisitions,

•	the repayment or refinancing of debt, and

•	loans or advances to subsidiaries.

Pending any specific application, we may initially invest funds, loan funds to affiliates or apply them to the reduction of short-term indebtedness, commercial paper or debt under our revolving credit facility.

DESCRIPTION OF OUR DEBT SECURITIES

The debt securities offered by this prospectus will be CenterPoint Energy’s general unsecured obligations. CenterPoint Energy will issue senior debt securities (“senior debt securities”) under an indenture, dated as of May 19, 2003, between CenterPoint Energy and The Bank of New York Mellon Trust Company, National Association (successor in trust to JPMorgan Chase Bank), as trustee (as supplemented from time to time, the “senior indenture”) and junior subordinated debt securities (“junior subordinated debt securities”) under a separate indenture to be entered into between us and The Bank of New York Mellon Trust Company, National Association, as trustee (as supplemented from time to time, the “junior subordinated indenture”). We will refer to the senior indenture and the junior subordinated indenture together as the “indentures,” and each as an “indenture.” The indentures will be substantially identical, except for provisions relating to subordination and covenants. We have filed, through incorporation by reference, the senior indenture and a form of the junior subordinated indenture as exhibits to the registration statement of which this prospectus is a part. We have summarized selected provisions of the indentures and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indentures. References to section numbers in this description of our debt securities, unless otherwise indicated, are references to section numbers of the indentures.

You should carefully read the summary below, the applicable prospectus supplement and the provisions of the applicable indenture that may be important to you before investing in our senior debt securities or junior subordinated debt securities.

Provisions Applicable to Each Indenture

General. We may issue debt securities from time to time in one or more series under the applicable indenture. There is no limitation on the amount of debt securities we may issue under either indenture. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. The terms of our debt securities will include those set forth in the applicable indenture and those made a part of such indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Subject to the exceptions, and subject to compliance with the applicable requirements set forth in the applicable indenture, we may discharge our obligations under the indentures with respect to our debt securities as described below under “— Defeasance.”

Terms. We will describe the specific terms of the series of debt securities being offered in a supplement to this prospectus. These terms will include some or all of the following:

•	the title of the debt securities,

•	whether the debt securities are senior debt securities or junior subordinated debt securities,

•	any limit on the total principal amount of the debt securities,

•	the date or dates on which the principal of the debt securities will be payable or the method used to determine or extend those dates,

•

any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing, the basis for calculating interest if other than a 360-day year of twelve 30-day months and any right to extend or defer interest payments and the duration of such extension or deferral,

•

the place or places where payments on the debt securities will be payable, the debt securities may be presented for registration of transfer or exchange, and notices and demands to or upon us relating to the debt securities may be made,

•	any provisions that would allow or obligate us to redeem or purchase the debt securities prior to their maturity,

•	the denominations in which we will issue the debt securities, if other than denominations of an integral multiple of $1,000,

•	any provisions that would determine payments on the debt securities by reference to an index or a formula,

•	any foreign currency, currencies or currency units in which payments on the debt securities will be payable and the manner for determining the equivalent amount in U.S. dollars ($),

•	any provisions for payments on the debt securities in one or more currencies or currency units other than those in which the debt securities are stated to be payable,

•

the percentage of the principal amount at which the debt securities will be issued and the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated, if other than the entire principal amount,

•

if the principal amount to be paid at the stated maturity of the debt securities is not determinable as of one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount as of any such date for any purpose,

•

any variation of the defeasance and covenant defeasance sections of the applicable indenture and the manner in which our election to defease the debt securities will be evidenced, if other than by a board resolution,

•

whether we will issue the debt securities in the form of temporary or permanent global securities, the depositories for the global securities, and provisions for exchanging or transferring the global securities,

•	whether the interest rate of the debt securities may be reset,

•	whether the stated maturity of the debt securities may be extended,

•

any addition to or change in the events of default for the debt securities and any change in the right of the trustee or the holders of the debt securities to declare the principal amount of the debt securities due and payable,

•	any addition to or change in the covenants in the applicable indenture,

•	any additions or changes to the applicable indenture necessary to issue the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons,

•	the appointment of any paying agents for the debt securities, if other than the trustee,

•	the terms of any right to convert or exchange the debt securities into any other securities or property,

•	the terms and conditions, if any, pursuant to which the debt securities are secured,

•	any restriction or condition on the transferability of the debt securities,

•	with respect to the junior subordinated indenture, any changes to the subordination provisions for the junior subordinated debt securities, and

•	any other terms of the debt securities consistent with the applicable indenture. (Section 301)

Any limit on the maximum total principal amount for any series of the debt securities may be increased by resolution of our board of directors. We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any special United States federal income tax considerations applicable to debt securities we sell at an original issue discount, we will describe them in the prospectus supplement. In addition, we will describe in the prospectus supplement any special United States federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars.

Form, Exchange and Transfer. We will issue the debt securities in registered form, without coupons. Unless we inform you otherwise in the prospectus supplement, we will only issue debt securities in denominations of integral multiples of $1,000. (Section 302)

Holders generally will be able to exchange debt securities for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations. (Section 305)

Holders may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the debt securities if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of debt securities. However, we may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee as security registrar. We will identify any transfer agent in addition to the security registrar in the prospectus supplement. (Section 305) At any time we may:

•	designate additional transfer agents,

•	rescind the designation of any transfer agent, or

•	approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the debt securities at all times. (Sections 305 and 1002)

If we elect to redeem a series of debt securities, neither we nor the trustee will be required:

•

to issue, register the transfer of or exchange any debt securities of that series during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the series and ending at the close of business on the day the notice is mailed, or

•

to register the transfer or exchange of any debt security of that series if we have selected the series for redemption, in whole or in part, except for the unredeemed portion of the series. (Section 305)

Book-entry. We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Payment and Paying Agents. Under both indentures, we will pay interest on the debt securities to the persons in whose names the debt securities are registered at the close of business on the regular record date for each interest payment. However, unless we inform you otherwise in the prospectus supplement, we will pay the interest payable on the debt securities at their stated maturity to the persons to whom we pay the principal amount of the debt securities. The initial payment of interest on any series of debt securities issued between a regular record date and the related interest payment date will be payable in the manner provided by the terms of the series, which we will describe in the prospectus supplement. (Section 307)

Unless we inform you otherwise in the prospectus supplement, we will pay principal, premium, if any, and interest on the debt securities at the offices of the paying agents we designate. However, except in the case of a global security, we may pay interest by:

•	check mailed to the address of the person entitled to the payment as it appears in the security register, or

•	by wire transfer in immediately available funds to the place and account designated in writing by the person entitled to the payment as specified in the security register.

We will designate the trustee as the sole paying agent for the debt securities unless we inform you otherwise in the prospectus supplement. If we initially designate any other paying agents for a series of debt securities, we will identify them in the prospectus supplement. At any time, we may designate additional paying agents or rescind the designation of any paying agents. However, we are required to maintain a paying agent in each place of payment for the debt securities at all times. (Sections 307 and 1002)

Any money deposited with the trustee or any paying agent for the payment of principal, premium, if any, and interest on the debt securities that remains unclaimed for two years after the date the payments became due, may be repaid to us upon our request. After we have been repaid, holders entitled to those payments may only look to us for payment as our unsecured general creditors. The trustee and any paying agents will not be liable for those payments after we have been repaid. (Section 1003)

Restrictive Covenants. We will describe any restrictive covenants for any series of debt securities in the prospectus supplement.

Consolidation, Merger and Sale of Assets. Under both indentures, we may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, referred to as a “successor person” unless:

•

the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia,

•	the successor person expressly assumes our obligations with respect to the debt securities and the applicable indenture,

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing, and

•	we have delivered to the trustee the certificates and opinions required under the applicable indenture. (Section 801)

As used in the indenture, the term “corporation” means a corporation, association, company, limited liability company, joint-stock company or business trust.

Events of Default. Unless we inform you otherwise in the prospectus supplement, each of the following will be an event of default under each indenture for a series of debt securities:

•	our failure to pay principal or premium, if any, on that series when due, including at maturity or upon redemption or acceleration,

•	our failure to pay any interest on that series for 30 days after the interest becomes due,

•	our failure to deposit any sinking fund payment, when due, relating to that series,

•

our failure to perform, or our breach in any material respect of, any other covenant or warranty in the applicable indenture, other than a covenant or warranty included in such indenture solely for the benefit of another series of debt securities, for 90 days after either the trustee or holders of at least 25% in principal amount of the outstanding debt securities of that series have given us written notice of the breach in the manner required by the applicable indenture,

•	specified events involving our bankruptcy, insolvency or reorganization, and

•	any other event of default we may provide for that series,

provided, however, that no event described in the fourth bullet point above will be an event of default until an officer of the trustee, assigned to and working in the trustee’s corporate trust department, has actual knowledge of the event or until the trustee receives written notice of the event at its corporate trust office. (Section 501)

If an event of default for a series of debt securities occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series due and immediately payable. To declare the principal amount of that series of debt securities due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the applicable indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the series of debt securities.

The right described in the preceding paragraph does not apply if an event of default described in the fifth bullet point above occurs, or an event of default described in the sixth bullet point above that applies to all outstanding debt securities under the applicable indenture occurs. If one of the events of default described in the fifth bullet point above occurs with respect to the debt securities of any series, the debt securities of that series then outstanding under the applicable indenture will be due and payable immediately. If any of the events of default described in the sixth bullet point above that apply to all outstanding debt securities under an indenture occurs and is continuing, either the trustee or holders of at least 25% in principal amount of all of the debt securities then outstanding under the applicable indenture, treated as one class, may declare the principal amount of all of the debt securities then outstanding under such indenture to be due and payable immediately. To declare the principal amount of the debt securities due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the applicable indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the debt securities.

However, after any declaration of acceleration of a series of debt securities, but before a judgment or decree for payment has been obtained, the event of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

•	all overdue interest,

•	the principal and premium, if any, due otherwise than by the declaration of acceleration and any interest on such amounts,

•	any interest on overdue interest, to the extent legally permitted, and

•	all amounts due to the trustee under the applicable indenture, and

•

all events of default with respect to that series of debt securities, other than the nonpayment of the principal which became due solely by virtue of the declaration of acceleration, have been cured or waived. (Section 502)

If an event of default occurs and is continuing, the trustee will generally have no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the trustee. (Section 603) The holders of a majority in principal amount of the outstanding debt securities of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee for the debt securities of that series, provided that:

•	the direction is not in conflict with any law or the applicable indenture,

•	the trustee may take any other action it deems proper which is not inconsistent with the direction, and

•

the trustee will have the right to decline to follow the direction if an officer of the trustee determines, in good faith, that the proceeding would involve the trustee in personal liability or would otherwise be contrary to applicable law. (Section 512)

A holder of a debt security of any series may only pursue a remedy under the applicable indenture if:

•	the holder gives the trustee written notice of a continuing event of default for that series,

•	holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to institute proceedings with respect to the event of default,

•	the holders offer reasonable indemnity to the trustee,

•	the trustee fails to pursue that remedy within 60 days after receipt of the notice, request and offer of indemnity, and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request. (Section 507)

However, these limitations do not apply to a suit by a holder of a debt security demanding payment of the principal, premium, if any, or interest on a debt security on or after the date the payment is due. (Section 508)

We will be required to furnish to the trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the applicable indenture and specifying all of our known defaults, if any. (Section 1004)

Modification and Waiver. We may enter into one or more supplemental indentures to either indenture with the trustee without the consent of the holders of the debt securities to:

•	evidence the succession of another corporation to us, or successive successions and the assumption of our covenants, agreements and obligations by a successor,

•	add to our covenants for the benefit of the holders of any series of debt securities or to surrender any of our rights or powers,

•	add events of default for any series of debt securities,

•	add to or change any provision of the applicable indenture to the extent necessary to issue debt securities in bearer form,

•

add to, change or eliminate any provision of the applicable indenture applying to one or more series of debt securities, including, for the junior subordinated indenture, the subordination provisions, provided that if such action adversely affects the interests of any holder of any series of debt securities issued thereunder, the addition, change or elimination will become effective with respect to that series only when no security of that series remains outstanding,

•	convey, transfer, assign, mortgage or pledge any property to or with the trustee or to surrender any right or power conferred upon us by the applicable indenture,

•	establish the form or terms of any series of debt securities,

•	provide for uncertificated securities in addition to certificated securities,

•	evidence and provide for successor trustees or to add to or change any provisions to the extent necessary to appoint a separate trustee or trustees for a specific series of debt securities,

•

correct any ambiguity, defect or inconsistency under the applicable indenture, provided that such action does not adversely affect the interests of the holders of any series of debt securities issued thereunder,

•

supplement any provisions of the applicable indenture necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities issued thereunder,

•	comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities are listed or traded, or

•

add, change or eliminate any provisions of the applicable indenture in accordance with any amendments to the Trust Indenture Act, provided that the action does not adversely affect the rights or interests of any holder of debt securities issued thereunder. (Section 901)

We may enter into one or more supplemental indentures to either indenture with the trustee to add to, change or eliminate provisions of such indenture or to modify the rights of the holders of one or more series of debt securities if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the supplemental indenture, treated as one class. However, without the consent of the holders of each outstanding debt security affected by the supplemental indenture, we may not enter into a supplemental indenture that:

•	changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, except to the extent permitted by the applicable indenture,

•	reduces the principal amount of, or any premium or interest on, any debt security,

•	reduces the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof,

•	changes the place or currency of payment of principal, premium, if any, or interest,

•	impairs the right to institute suit for the enforcement of any payment on any debt security,

•

reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification of the applicable indenture, for waiver of compliance with certain provisions of such indenture or for waiver of certain defaults,

•

makes certain modifications to the provisions for modification of the applicable indenture and for certain waivers, except to increase the principal amount of debt securities necessary to consent to any such charge,

•	in the case of the junior subordinated indenture, modifies the subordination provisions in a manner adverse to the holders of the junior subordinated debt securities,

•

makes any change that adversely affects the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security, or

•	changes the terms and conditions pursuant to which any series of debt securities is secured in a manner adverse to the holders of the debt securities. (Section 902)

In addition, we may not modify the subordination provisions of any outstanding junior subordinated debt securities without the consent of each holder of our senior indebtedness that would be adversely affected thereby. The term “senior indebtedness” is defined below under “— Provisions Applicable Solely to Junior Subordinated Debt Securities — Subordination.”

Holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults or noncompliance with restrictive provisions of the applicable indenture with respect to such series. However, the consent of holders of each outstanding debt security of a series is required to:

•	waive any default in the payment of principal, premium, if any, or interest, or

•

waive any covenants and provisions of the applicable indenture that may not be amended without the consent of the holder of each outstanding debt security of the series affected. (Sections 513 and 1006)

To determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under the applicable indenture as of a specified date:

•

the principal amount of an “original issue discount security” that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of that date upon acceleration of the maturity to that date,

•

if, as of that date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of the debt security deemed to be outstanding as of that date will be an amount determined in the manner prescribed for the debt security,

•

the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of that date in the manner prescribed for the debt security, of the principal amount of the debt security or, in the case of a debt security described in the two preceding bullet points, of the amount described above, and

•	debt securities owned by us or any other obligor upon the debt securities or any of our or their affiliates will be disregarded and deemed not to be outstanding.

An “original issue discount security” means a debt security issued under either indenture which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity. Some debt securities, including those for the payment or redemption of which money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to Section 1402 of both indentures, will not be deemed to be outstanding. (Section 101)

We will generally be entitled to set any day as a record date for determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders of outstanding debt securities. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, the action must be taken by holders of the requisite principal amount of debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as we may specify, or the trustee may specify, if it set the record date. (Section 104)

Satisfaction and Discharge. We may discharge our obligations under either indenture while debt securities remain outstanding if (1) all outstanding debt securities issued under the applicable indenture have become due and payable, (2) all outstanding debt securities issued under the applicable indenture will become due and payable at their scheduled maturity within one year, or (3) all outstanding debt securities issued under the applicable indenture are scheduled for redemption in one year, and in each case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding debt securities issued under the applicable indenture on the date of their scheduled maturity or the scheduled date of redemption and we have paid all other sums payable under the applicable indenture.

Defeasance. When we use the term defeasance, we mean discharge from some or all of our obligations under either indenture. Unless we inform you otherwise in the prospectus supplement, if we deposit with the trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”), or

•

we will no longer have any obligation to comply with the restrictive covenants under the applicable indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the debt securities of that series, including our obligation to make payments on those debt securities, will survive.

If we effect legal defeasance of a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for our obligations to:

•	register the transfer or exchange of debt securities,

•	replace mutilated, destroyed, lost or stolen debt securities, and

•	maintain paying agencies and hold moneys for payment in trust.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize gain or loss for federal income tax purposes and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect. (Sections 1401, 1402, 1403 and 1404)

Notices. Holders will receive notices by mail at their addresses as they appear in the security register or as otherwise specified in the applicable indenture. (Section 106)

Title. We may treat the person in whose name a debt security is registered on the applicable record date as the owner of the debt security for all purposes, whether or not it is overdue. (Section 309)

Governing Law. New York law will govern both indentures and the debt securities. (Section 112)

Regarding the Trustee. As of March 31, 2023, the trustee served as trustee for approximately $3.9 billion aggregate principal amount of our debt securities (on an unconsolidated basis). In addition, the trustee serves as trustee for debt securities issued by or on behalf of our subsidiaries, aggregating approximately $10.9 billion as of March 31, 2023. We maintain brokerage relationships with the trustee and its affiliates, each of whom may maintain other relationships with us or our affiliates in the ordinary course of business.

If an event of default occurs under either indenture and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The trustee will become obligated to exercise any of its powers under the applicable indenture at the request of any of the holders of any debt securities issued under such indenture only after those holders have offered the trustee indemnity satisfactory to it.

If the trustee becomes one of our creditors, its rights to obtain payment of claims in specified circumstances, or to realize for its own account on certain property received in respect of any such claim as security or otherwise will be limited under the terms of the applicable indenture. (Section 613) The trustee may engage in certain other transactions; however, if the trustee acquires any conflicting interest (within the meaning specified under the Trust Indenture Act), it will be required to eliminate the conflict or resign. (Section 608)

Provisions Applicable Solely to Senior Debt Securities

Ranking. Our senior debt securities will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness.

Provisions Applicable Solely to Junior Subordinated Debt Securities

Subordination. The junior subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the junior subordinated indenture, to all of our senior indebtedness, as defined in the junior subordinated indenture.

Unless we inform you otherwise in a prospectus supplement, “senior indebtedness” means:

•

all indebtedness and obligations of, or guaranteed or assumed by, us for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, whether existing on the date of the junior subordinated indenture or subsequently created, incurred or assumed, and

•	all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of that kind.

Notwithstanding the foregoing, “senior indebtedness” excludes (i) our indebtedness to our subsidiaries, (ii) trade accounts payable and accrued liabilities arising in the ordinary course of business and (iii) the junior subordinated debt securities and any other indebtedness or obligations that would otherwise constitute indebtedness if it is specifically designated as being subordinate, or not superior, in right of payment to the junior subordinated debt securities. “Senior indebtedness” includes, as of March 31, 2023, $828 million of our 2.0% Zero-Premium Exchangeable Subordinated Notes due 2029.

We will describe additional provisions of our junior subordinated debt securities in a prospectus supplement applicable to the particular series of junior subordinated debt securities.

Defeasance. Upon the effectiveness of any defeasance or covenant defeasance permitted with respect to our junior subordinated securities, the junior subordinated debt securities then outstanding shall cease to be subordinated. See “— Provisions Applicable to Each Indenture — Defeasance.”

DESCRIPTION OF OUR CAPITAL STOCK

The following descriptions are summaries of material terms of our common stock, preferred stock, articles of incorporation and bylaws. This summary is qualified by reference to our restated articles of incorporation and third amended and restated bylaws, each as amended to date, copies of which we have filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law. As of March 31, 2023, our authorized capital stock consisted of:

•	1,000,000,000 shares of common stock, par value $0.01 per share, of which 631,018,976 shares were outstanding, excluding 166 shares held as treasury stock, and

•

20,000,000 shares of preferred stock, par value $0.01 per share, of which 800,000 shares of our Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”), with a liquidation preference of $1,000 per share (the “Series A Preferred Stock Stated Amount”), were outstanding.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. There are no cumulative voting rights. Subject to the voting rights expressly conferred to the holders of our preferred stock, the holders of our common stock possess exclusive full voting power for the election of directors and for all other purposes. Our bylaws provide that director nominees are elected by the vote of a majority of the votes cast with respect to the director by shareholders entitled to vote at the meeting in an uncontested election. An election is contested if, at a specified time before we file our definitive proxy statement with the SEC, the number of nominees exceeds the number of directors to be elected, in which case directors will be elected by the vote of a plurality of the votes cast by shareholders entitled to vote at the meeting.

Dividends. Subject to preferences that may be applicable to any of our outstanding preferred stock, the holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available for that purpose.

Liquidation Rights. If we are liquidated, terminated or wound up, the holders of our common stock will be entitled to a pro rata share in any distribution to shareholders, but only after satisfaction of all of our liabilities and of the prior rights of any outstanding class of our preferred stock, which may include the right to participate further with the holders of our common stock in the distribution of any of our remaining assets.

Preemptive Rights. Holders of our common stock are not entitled to any preemptive or conversion rights or other subscription rights.

Transfer Agent and Registrar. Broadridge Corporate Issuer Solutions, Inc. serves as transfer agent and registrar for our common stock.

Other Provisions. There are no redemption or sinking fund provisions applicable to our common stock. No personal liability will attach to holders of such shares under the laws of the State of Texas. Subject to the provisions of our articles of incorporation and bylaws imposing certain supermajority voting provisions, the rights of the holders of shares of our common stock may not be modified except by a vote of at least a majority of the shares outstanding, voting together as a single class.

Preferred Stock

Our board of directors may cause us to issue preferred stock from time to time in one or more series and may fix the number of shares and the terms of each series without the approval of our shareholders. Our board of directors may determine the terms of each series, including:

•	the designation of the series,

•	dividend rates and payment dates,

•	whether dividends will be cumulative, non-cumulative or partially cumulative, and related terms,

•	redemption rights,

•	liquidation rights,

•	sinking fund provisions,

•	conversion rights,

•	voting rights, and

•	any other terms.

The prospectus supplement relating to any series of preferred stock will include specific terms relating to the offering. We will file the form of the preferred stock with the SEC before we issue any of it. The prospectus supplement for any offering of preferred stock will include some or all of the following terms:

•	the title of the preferred stock,

•	the maximum number of shares of the series,

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative,

•	any liquidation preference,

•	any optional redemption provisions,

•	any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock,

•	any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity,

•	any voting rights, and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation. The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an attempt to obtain control of us. For example, if, in the exercise of its fiduciary obligations, our board were to determine that a takeover proposal was not in our best interest, the board could authorize the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of the series to prevent or make the change of control transaction more difficult. Alternatively, a change of control transaction deemed by the board to be in our best interest could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the shareholders.

Outstanding Series of Preferred Stock

Series A Preferred Stock

On August 21, 2018, we filed a statement of resolution (the “Series A Preferred Stock Statement of Resolution”) with the Secretary of State of the State of Texas to establish the designation, powers, preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Stock. The Series A Preferred Stock Statement of Resolution became effective on August 22, 2018.

Holders of Series A Preferred Stock are entitled to receive out of any funds legally available, when, if and as declared by our board of directors (or a duly authorized committee of the board), cumulative cash dividends (1) for each dividend period during the period commencing on the original issue date and continuing to, but excluding, September 1, 2023, at an annual rate of 6.125% of the Series A Preferred Stock Stated Amount per share payable semi-annually in arrears on the 1st day of each March and September, respectively, in each year, beginning on March 1, 2019; and (2) for each dividend period during the period commencing on September 1, 2023 and continuing to, but excluding, the first date, if any, as of which all shares of Series A Preferred Stock have been redeemed, at an annual rate equal to three month LIBOR (as defined in the Series A Preferred Stock Statement of Resolution) for such dividend period plus a spread of 3.270% applied to the Series A Preferred Stock Stated Amount per share payable quarterly in arrears on the 1st day of each March, June, September and December, respectively, in each year, beginning on December 1, 2023.

The shares of Series A Preferred Stock are perpetual and have no maturity date. The Series A Preferred Stock may be redeemed by us at our option (i) on or after September 1, 2023, from time to time and in whole or in part, at a redemption price in cash per share equal to $1,000, or (ii) following the occurrence of a ratings event (as defined in the Series A Preferred Stock Statement of Resolution), in whole, but not in part, at a redemption price in cash per share equal to $1,020, in each case out of funds legally available for such redemption and plus an amount equal to all accumulated and unpaid dividends thereon to, but excluding, the redemption date, whether or not declared.

The Series A Preferred Stock will, with respect to anticipated dividends and distributions upon the liquidation, dissolution or winding up of our affairs, rank: senior to our common stock and to each other class or series of our capital stock established after the original issue date of the Series A Preferred Stock that is expressly made subordinated to the Series A Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding up of our affairs; on a parity with any class or series of our capital stock established after the original issue date of the Series A Preferred Stock that is not expressly made senior or subordinated to the Series A Preferred Stock as to the payment of dividends and amounts payable on a liquidation, dissolution or winding up of our affairs; and junior to any class or series of our capital stock established after the original issue date of the Series A Preferred Stock that is expressly made senior to the Series A Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding up of our affairs.

Except as required by the Texas Business Organizations Code (“TBOC”) or as described herein or in the Series A Preferred Stock Statement of Resolution, the Series A Preferred Stock generally does not have voting rights. Whenever dividends on shares of Series A Preferred Stock have not been declared and paid for the equivalent of three or more semi-annual or six or more quarterly dividend periods, whether or not consecutive, the holders of such shares of Series A Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined in the Series A Preferred Stock Statement of Resolution) then outstanding, will be entitled at our next annual or special meeting of shareholders to vote for the election of a total of two additional members of our board of directors, subject to certain limitations.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting as a single class, we may not amend our restated articles of incorporation or the Series A Preferred Stock Statement of Resolution in a way that would have an adverse effect on the existing powers, preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Stock.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock then outstanding, we may not create or issue any series of our capital stock established after the original issue date of the Series A Preferred Stock that is expressly made senior to the Series A Preferred Stock as to the payment of dividends or amounts payable on liquidation, dissolution or winding up of our affairs.

Subject to certain exceptions, unless full cumulative dividends have been or contemporaneously are being paid on all outstanding shares of Series A Preferred Stock and any parity stock through the most recently completed respective dividend periods, we (1) will not declare, or pay, or set aside for payment, dividends on any junior stock (which includes our common stock) and (2) may not redeem, repurchase or otherwise acquire shares of our common stock or any other junior stock. To the extent a dividend period applicable to a class of junior stock or parity stock is shorter than the dividend period applicable to the Series A Preferred Stock (e.g., quarterly rather than semi-annual), we may declare and pay regular dividends with respect to such junior stock or parity stock so long as, at the time of declaration of such dividend, it expects to have sufficient funds to pay the full dividend in respect of the Series A Preferred Stock on the next successive dividend payment date.

Whenever dividends on shares of Series A Preferred Stock have not been declared and paid for the equivalent of three or more semi-annual or six or more quarterly dividend periods, whether or not consecutive, the holders of such shares of Series A Preferred Stock, voting together as a single class with holders of any and all other series of our voting preferred stock then outstanding, will be entitled to elect a total of two additional members of our board of directors, subject to certain limitations. This right shall terminate when all accumulated dividends have been paid in full and the authorized number of directors shall automatically decrease by two, subject to the revesting of that right in the event of each subsequent nonpayment.

In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of the Series A Preferred Stock will be entitled to receive out of our assets available for distribution to shareholders, after satisfaction of liabilities to creditors, if any, and subject to the rights of holders of our senior stock and parity stock in respect of distributions upon our liquidation, dissolution or winding up, and before any distribution of assets is made to holders of our junior stock, a liquidation preference of $1,000 per share, plus accumulated and unpaid dividends. If, upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the amounts payable with respect to the liquidation preference or an amount equal to accumulated and unpaid dividends of the Series A Preferred Stock and all parity stock, as the case may be, are not paid in full, the holders of the Series A Preferred Stock and any parity stock will share equally and ratably in any distribution of our assets in proportion to the respective liquidation preferences or amounts equal to accumulated and unpaid dividends, as applicable, to which they are entitled.

The foregoing description of the terms of the Series A Preferred Stock is not complete and is qualified in its entirety by reference to the Series A Preferred Stock Statement of Resolution, a copy of which is filed, through incorporation by reference, as Exhibit 4.5 to the registration statement of which this prospectus forms a part.

Anti-Takeover Effects of Texas Laws and Our Charter and Bylaw Provisions

Some provisions of Texas law and our articles of incorporation and bylaws could make the following actions more difficult:

•	acquisition of us by means of a tender offer,

•	acquisition of control of us by means of a proxy contest or otherwise, or

•	removal of our incumbent officers and directors.

These provisions are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of this increased protection gives us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Charter and Bylaw Provisions

Election and Removal of Directors. The number of members of our board of directors will be fixed from time to time by resolution of the board of directors. Except for voting rights as may be provided to holders of preferred stock, at each annual meeting of shareholders, all directors are elected to hold office for a term expiring at the next succeeding annual meeting of shareholders and until their successors have been elected and qualified.

No director may be removed except for cause, and, subject to the voting rights expressly conferred to the holders of our preferred stock, directors may be removed for cause only by the holders of at least a majority of the shares of capital stock entitled to vote at an election of directors. Subject to the voting rights expressly conferred to the holders of our preferred stock, any vacancy occurring on the board of directors and any newly created directorship may be filled by a majority of the remaining directors in office or by election by the shareholders.

Shareholder Meetings. Our articles of incorporation and bylaws provide that special meetings of holders of common stock may be called only by the chairman of our board of directors, our chief executive officer, the president, the secretary, a majority of our board of directors or the holders of at least 50% of the shares of our capital stock outstanding and entitled to vote.

Modification of Articles of Incorporation. In general, amendments to our articles of incorporation that are recommended by the board of directors require the affirmative vote of holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors. The provisions described above under “— Election and Removal of Directors” and “— Shareholder Meetings” may be amended only by the affirmative vote of holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors. The provisions described below under “— Modification of Bylaws” may be amended only by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors.

Modification of Bylaws. Our board of directors has the power to alter, amend or repeal the bylaws or adopt new bylaws by the affirmative vote of at least 80% of all directors then in office at any regular or special meeting of the board of directors called for that purpose. The shareholders also have the power to alter, amend or repeal the bylaws or adopt new bylaws by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class.

Other Limitations on Shareholder Actions. Our bylaws also impose some procedural requirements on shareholders who wish to:

•	make nominations in the election of directors,

•	propose that a director be removed,

•	propose any repeal or change in the bylaws, or

•	propose any other business to be brought before an annual or special meeting of shareholders.

Under these procedural requirements, a shareholder must deliver timely notice in proper written form to our secretary of the nomination or proposal along with evidence of:

•	the shareholder’s status as a shareholder,

•	the number of shares beneficially owned by the shareholder,

•	a list of the persons with whom the shareholder is acting in concert, and

•	the number of shares such persons beneficially own.

To be timely, a shareholder must deliver the notice:

•

in connection with an annual meeting of shareholders, not less than 90 days nor more than 180 days prior to the first anniversary of the date on which the immediately preceding year’s annual meeting of shareholders was held; provided that if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the first anniversary of the preceding year’s annual meeting of shareholders, not earlier than 180 days prior to the annual meeting and not later than the last to occur of (i) the 90th day prior to the annual meeting or (ii) the 10th day following the day on which we first make public announcement of the date of the annual meeting, or

•	in connection with the nomination of director candidates at a special meeting of shareholders, generally not less than 40 days nor more than 60 days prior to the date of the special meeting.

To submit a nomination for the board of directors, a shareholder must also submit information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a shareholder fails to follow the required procedures, the shareholder’s nominee or proposal will be ineligible and will not be voted on by our shareholders.

In addition to the director nomination provisions described above, our bylaws contain a “proxy access” provision that provides that any shareholder or group of up to twenty shareholders who have owned 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials for an annual meeting of shareholders, director candidates constituting up to 20% (or, if such amount is not a whole number, the closest whole number below 20%) of our board of directors or two directors, whichever is greater, provided that the shareholder (or group) and each nominee satisfy the eligibility requirements specified in our bylaws. An eligible shareholder (or group) proposing to nominate a person for election to our board of directors through the proxy access provision must provide us with a notice requesting the inclusion of the director nominee in our proxy materials and other required information not less than 120 days nor more than 150 days prior to the first anniversary of the date on which the immediately preceding year’s annual meeting of shareholders was held. In addition, an eligible shareholder (or group) may include a written statement of not more than 500 words supporting the candidacy of such shareholder nominee. The complete proxy access provision for director nominations is set forth in our bylaws.

In connection with a special meeting of shareholders, the only business that will be conducted is that stated in the notice of special meeting, or otherwise properly brought and made in proper written form before the meeting by or at the direction of the Chairman of the Meeting or the board of directors. Shareholders requesting a special meeting are permitted to make proposals for matters to be brought before the meeting in their request.

Limitation on Liability of Directors. Our articles of incorporation provide that no director will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except as required by law as in effect from time to time. Currently, Texas law requires that liability be imposed for the following actions:

•	any breach of the director’s duty of loyalty to us or our shareholders,

•	any act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of law,

•	a transaction from which the director received an improper benefit, regardless of whether or not the benefit resulted from an action taken within the scope of a director’s duties, and

•	an act or omission for which the liability of a director is expressly provided for by statute.

Our bylaws provide that we will indemnify our officers and directors and advance expenses to them in connection with proceedings and claims, to the fullest extent permitted by the TBOC. The bylaws authorize our board of directors to indemnify and advance expenses to people other than our officers and directors in certain circumstances.

Texas Anti-Takeover Law

We are subject to Section 21.606 of the TBOC. That section prohibits Texas public corporations from engaging in a wide range of specified transactions with any affiliated shareholder during the three-year period immediately following the affiliated shareholder’s acquisition of shares in the absence of certain board of director or shareholder approvals. An affiliated shareholder of a corporation is any person, other than the corporation and any of its wholly owned subsidiaries, that is or was within the preceding three-year period the beneficial owner of 20% or more of the outstanding shares of stock entitled to vote generally in the election of directors. Section 21.606 may deter any potential unfriendly offers or other efforts to obtain control of us that are not approved by our board of directors. This may deprive our shareholders of opportunities to sell shares of our common stock at a premium to the prevailing market price.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND EQUITY UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock, preferred stock or other securities at a future date or dates. We may fix the price and number of securities subject to the stock purchase contracts at the time we issue the stock purchase contracts, or we may provide that the price and number of securities will be determined pursuant to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and our preferred stock or debt securities or debt obligations of third parties, including U.S. treasury securities, securing the obligations of the holders of the units to purchase the securities under the stock purchase contracts. We refer to these units as equity units. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the equity units or vice versa, and those payments may be unsecured on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or equity units offered by such prospectus supplement. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts or equity units, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or equity units, which will be filed with the SEC or otherwise incorporated by reference in our previous filings each time we issue stock purchase contracts or equity units. Certain material United States federal income tax considerations applicable to the equity units and the stock purchase contracts will also be discussed in the prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

We may issue fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. A related prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank, trust company or other institution that is selected by us, which we refer to as the “depositary.” Each owner of a depository share will be entitled to all the designations, powers, preferences, rights, qualifications, limitations and restrictions of the preferred stock represented by the depositary share. The depositary share will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

The forms of the depositary agreement and the depository receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and any prospectus supplement relating to any particular depositary shares will describe, among other things, the following:

•	the material terms of the depositary shares and of the underlying preferred stock,

•	the identity of the depositary and the material terms of the depositary agreement,

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the depositary shares, and

•	any applicable material United States federal income tax considerations.

HOLDING COMPANY STRUCTURE

We are a holding company that derives all of our operating income from, and holds substantially all of our assets through, our subsidiaries. As a result, we depend on the performance of and distributions from our subsidiaries to meet our debt service obligations and to pay dividends on our common stock and our preferred stock. In general, our subsidiaries are separate and distinct legal entities and have no obligation to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, limit our subsidiaries’ ability to make payments or other distributions to us, and our subsidiaries could agree to contractual restrictions on their ability to make payments or other distributions. Our right to receive assets of any subsidiary, and therefore the right of our creditors to participate in those assets, are structurally subordinated to the claims of our subsidiaries’ creditors, including trade creditors. In addition, even if we were a creditor of any subsidiary, our rights as a creditor would likely be effectively subordinated to any security interest in the assets of that subsidiary and any senior indebtedness of that subsidiary.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States:

•	through underwriters or dealers,

•	directly to purchasers, including our affiliates,

•	through agents, or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering,

•	the names of any underwriters or agents,

•	the name or names of any managing underwriter or underwriters,

•	the purchase price of the securities,

•	the net proceeds to us from the sale of the securities,

•	any delayed delivery arrangements,

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation,

•	any initial public offering price,

•	any discounts or concessions allowed or reallowed or paid to dealers, and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters may sell shares of our common stock under this prospectus by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act of 1933, which includes sales made directly on the New York Stock Exchange, NYSE Chicago, on any other existing trading market for our common stock or to or through a market maker, or in privately negotiated transactions, including block trades. Unless we inform you otherwise in the applicable prospectus supplement, the sales agent with respect to any such at-the-market offering will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreeable terms between the sales agent and us. We will include in the applicable prospectus supplement the amount of any compensation to be received by the sales agent.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, we may sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of these securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell common stock through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell common stock on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any common stock sold will be sold at prices related to the then prevailing market prices for such securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of common stock. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement and any related free writing prospectus. In the event that any underwriter or agent acts as principal, or any broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain, or otherwise affect the price of common stock. We will describe any such activities in the prospectus supplement or any related free writing prospectus relating to the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the offered securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act of 1933.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third parties in these sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We may have agreements with the remarketing firms, agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Such firms, agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a particular plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

Each series of offered securities will be a new issue, and other than the common stock, which is listed on the New York Stock Exchange and the NYSE Chicago, will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for any of our offered securities will develop.

LEGAL MATTERS

The validity of the securities described in this prospectus will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Monica Karuturi, Esq., our Executive Vice President and General Counsel, may pass on other legal matters for us. Ms. Karuturi is the beneficial owner of less than 1% of our common stock. Any underwriters will be advised regarding issues relating to any offering by Hunton Andrews Kurth LLP, New York, New York. From time to time, Hunton Andrews Kurth LLP acts as counsel to us and our affiliates on certain matters.

EXPERTS

The financial statements of CenterPoint Energy, Inc. as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, incorporated by reference in this Prospectus by reference to CenterPoint Energy, Inc.’s annual report on Form 10-K for the year ended December 31, 2022, and the effectiveness of CenterPoint Energy, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

$250,000,000

CENTERPOINT ENERGY, INC.

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays	Citigroup

August  , 2024